Filed Pursuant Rule 424(b)(3)
Registration No. 333-127193
PROSPECTUS
5,420,022 Shares
REMEDENT, INC.
Common Stock
     This Prospectus relates to the sale or other disposition of 5,420,022 shares of common stock, $.001 par value, by the Selling Stockholders listed under “Selling Stockholders” on page 35 or their transferees. This Prospectus also covers the sale or other disposition of 4,583,735 shares of our common stock by the Selling Stockholders or their transferees upon the exercise of outstanding warrants. We will receive gross proceeds of $7,288,138 if all of the warrants are exercised for cash by the Selling Stockholders. We will not receive any proceeds from the sale or other disposition of any common stock by the Selling Stockholders or their transferees.
     Our common stock trades on the Over-The-Counter Bulletin Board, under the symbol “REMI.” On November 5, 2007, the last reported sale price for our common stock was $2.28. There is no public market for the warrants.
     The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution.”

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.
The date of this Prospectus is November 5, 2007.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus of Remedent, Inc. (the “Company,” “we,” “us,” “our). This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.
Our Business
     We are one of the leading providers of cosmetic dentistry products in Europe, including a full line of professional dental and retail “Over-The-Counter” teeth whitening products. We manufacture many of our products in our facility in Deurle, Belgium. We distribute our products using both our own internal sales force and third party distributors. As a result of this approach, we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.
     For the last three fiscal years, substantially all of our revenue has been generated by our Belgian subsidiary, Remedent N.V. Although we have always had effective “control” over our subsidiary through common officers and directors, we have owned only twenty two percent (22%) of our subsidiary until June 3, 2005, at which time we acquired the remaining seventy eight percent (78%) of our subsidiary through the issuance of 7,715,703 post-split shares of our common stock, in the aggregate, to Robin List, our Chief Executive Officer, and Lausha, N.V., a company controlled by Guy De Vreese, our Chairman.
     Some of the more significant developments in our business this year included the following:
          • Introduced our proprietary veneer technology, GlamSmile™, into the Belgian market;
          • Continued to advance our sales and distribution channels for our new teeth whitening products, iWhite™ and MetaTray®, in Europe and reorganized our sales strategy in the United States from a direct sales strategy to an indirect sales strategy using distributors;
          • Introduced our Reme)Sense Tray and Foam Strips product to address the remedy for sensitive teeth;
          • In June 2007, we raised $7 million in additional equity capital to fund our efforts to expand our sales and distribution channels primarily for our GlamSmile veneer product.

     Our principal executive offices are located at Xavier de Cocklaan 42, 9831 Deurle, Belgium. Our telephone number is 011-32-9-321-7080. Our website is at http://www.remedent.be.
Offering Summary

Common Stock covered hereby (the “Offering”)	5,420,022

Common Stock outstanding after the Offering	24,016,267

Use of Proceeds	We will not receive any proceeds from the Offering. Proceeds we may receive from the exercise of warrants will be used for working capital.

Risk Factors	The securities covered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”.

Over-The-Counter Bulletin Board Symbol	REMI

Summary of Financial Information
     The following table sets forth certain summary financial data. The summarized financial data for the three months ended June 30, 2007 and 2006 and for the years ended March 31, 2007 and March 31, 2006 have been derived from our unaudited and audited consolidated financial statements respectively, which are included elsewhere in this Prospectus.
     You should read the following information with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes included elsewhere in this Prospectus.
Consolidated Statements of Operations Data

	For the three months ended
	June 30,	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net sales	$1,244,657	$1,295,639

Gross profit	579,229	745,662

Income (loss) from operations	(363,516)	(840,492)

Net income (loss)	$(390,953)	$(839,730)

Income (loss) per share
Basic and fully diluted	$(0.03)	$(0.07)

Weighted average shares outstanding
Basic and fully diluted	13,611,630	12,898,178

Consolidated Balance Sheet Data

June 30, 2007
(Unaudited)
Cash and cash equivalents	$6,893,709

Total assets	$10,771,334

Total current liabilities	$4,221,969

Total liabilities and stockholders’ equity (deficit)	$6,395,035

Consolidated Statements of Operations Data

	For the years ended
	March 31,	March 31,
	2007	2006
	(Audited)	(Audited)
Net sales	$6,676,365	$7,393,948

Gross profit	3,333,649	3,581,485

Income (loss) from operations	(1,394,988)	(3,881,222)

Net income (loss)	$(1,496,049)	$(3,887,302)

Income (loss) per share
Basic and fully diluted	$(0.12)	$(0.35)

Weighted average shares outstanding
Basic and fully diluted	12,971,795	11,122,754

Consolidated Balance Sheet Data

	March 31, 2007	March 31, 2006
	(Audited)	(Audited)
Cash and cash equivalents	$126,966	$332,145

Total assets	$4,377,966	$5,062,944

Total current liabilities	$3,489,530	$3,044,573

Total liabilities and stockholders’ equity (deficit)	$4,377,966	$5,062,944

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this Prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the growth of product lines, optimism regarding the business, expanding sales and other statements. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of our products. In addition, actual results could vary materially based on changes or slower growth in the oral care and cosmetic dentistry products market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in the dental industry; unexpected difficulties in penetrating the oral care and cosmetic dentistry products market; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” on page 3. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.
     Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning our business made elsewhere in this Prospectus, as well as other public reports filed by us with the United States Securities and Exchange Commission. Readers should not place undue reliance on any forward-looking statement as a prediction of actual results of developments.
     The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.
RISK FACTORS
     Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this Prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in Belgium and are subject to legal and regulatory environments that in many respects differ from that of the United States. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.
Risks Relating To Our Business
We have a history of losses and we could suffer losses in the future.
     With the exception of a small profit of $16,149 on revenue of $5,234,855 for the fiscal year ended March 31, 2004, we have incurred substantial losses. Our losses were $1,963,806 on revenue of $733,853 for the fiscal year ended March 31, 2002; $1,006,374 on revenue of $1,969,144 for the fiscal year ended March 31, 2003; $103,428 on revenues of $7,072,300 for the fiscal year ended March 31, 2005; $3,887,302 on revenues of $7,393,948 for the year ended March 31, 2006 and $1,496,049 on revenues of $6,676,365 for the fiscal year ended March 31, 2007. Losses for the three month period ended June 30, 2007 were $390,953 on revenues of $1,244,657.
     Although we have experienced significant growth in our revenues since 2002, we cannot assure you that we will attain sustainable profitability on a quarterly or annual basis in the future. We expect to continue to incur increasing cost of revenues, research and development expenses, sales and marketing and general and administrative expenses commensurate with our growth in revenue. In order to achieve and sustain profitability, we will need to generate and sustain increased revenues.

Our quarterly sales and operating results have fluctuated and may continue to fluctuate in future periods which may cause the price of our common stock to decline.
     Our quarterly sales and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that might cause quarterly fluctuations in our sales and operating results include, but are not limited by the following:
•	variation in demand for our products, including variation due to seasonality;

•	our ability to research, develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	Our ability to control costs;

•	The size, timing, rescheduling or cancellation of orders from distributors;

•	The introduction of new products by competitors;

•	long sales cycles and fluctuations in sales cycles;

•	The availability and reliability of components used to manufacture our products;

•	changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	The risks and uncertainties associated with our international business;

•	costs associated with any future acquisitions of technologies and businesses;

•	developments concerning the protection of our proprietary rights; and

•	general global economic, political, international conflicts, and acts of terrorism.
In addition, our research and development expenses for the year ended March 31, 2007 were $341,764 compared to $1,153,897 for the year ended March 31, 2006, which is a decrease of $812,133, or 337%, over the prior fiscal year. The principal reason for this decrease was the result of a settlement agreement and release reached with an individual who had been assisting in development of our MetaTray® and iWhite® products. As consideration for past services performed by this individual and the release of any and all claims under this individual’s prior agreements with us, we (i) issued two hundred thousand (200,000) shares of our restricted common stock pursuant to the terms and conditions of a Stock Purchase Agreement, and; (ii) issued to this individual options to purchase 150,000 shares of our common stock. Due to a subsequent Settlement Agreement and Release with this individual (“Settlement Agreement”), it was agreed that the prior agreement was terminated and we agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of our common stock in exchange for certain product rights that we elected not to pursue.
The government extensively regulates our products and failure to comply with applicable regulations could result in fines, suspensions, seizure actions, product recalls, injunctions and criminal prosecutions.
     Before most medical devices can be marketed in the United States, they are required by the United States Food and Drug Administration (“FDA”) to secure either clearance of a pre-market notification pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (“FDC Act”) (a “510(k) Clearance”) or approval of a pre-market approval application (“PMA”). Obtaining approval of a PMA application can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. As discussed more specifically under the subsection title “Regulatory Issue,” most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device’s approved or cleared application.
     We have received approval from the FDA to market our RemeCure dental curing lamp in the United States. We submitted our application for approval on FDA Form 510(k) on October 30, 2002 and received FDA approval for this product on January 9, 2003. None of our other products have FDA approval for marketing in the United States. However, we believe that our products, GlamSmile, iWhite® and MetaTray® do not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.
     International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country. We rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries. Failure to comply with the laws of such country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell products in such countries.
We may not have effective internal controls if we fail to remedy any deficiencies we may identify in our system of internal controls.
     In preparation for the annual report of management regarding our evaluation of our internal controls that is required to be included in our annual report for the year ended March 31, 2008 by Section 404 of the Sarbanes-Oxley Act of 2002, we will need to assess the adequacy of our internal control, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect our investor confidence in our internal controls over financial reporting.
The loss of or a substantial reduction in, or change in the size or timing of, orders from distributors could harm our business.
     Our international sales are principally comprised of sales through independent distributors, although we sell products in certain European countries through direct sales representatives. A significant amount of our sales may consist of sales through distributors. The loss of a substantial number of our distributors or a substantial reduction in, cancellation of or change in the size or timing of orders from our current distributors could harm our business, financial condition and results of operations. The loss of a key distributor could affect our operating results due to the potential length of time that might be required to locate and qualify a new distributor or to retain direct sales representatives for the territory.
We do not have long term commitments from our suppliers and manufacturers.
     We may experience shortages of supplies and inventory because we do not have long-term agreements with our suppliers or manufacturers. The success of our Company is dependent on our ability to provide our customers with our products. Although we manufacture most of our products, we are dependent on our suppliers for component parts which are necessary for our manufacturing operations. In addition, certain of our present and future products and product components are (or will be) manufactured by third party manufacturers. Since we have no long-term contracts or other contractual assurances with these manufacturers for continued supply, pricing or access to component parts, no assurance can be given that such manufacturers will continue to supply us with adequate quantities of products at acceptable levels of quality and price. While we believe that we have good relationships with our suppliers and our manufacturers, if we are unable to extend or secure manufacturing services or to obtain component parts or finished products from one or more manufacturers on a timely basis and on acceptable terms, our results of operations could be adversely affected.

We face intense competition, and many of our competitors have substantially greater resources than we do.
     We operate in a highly competitive environment. In addition, the competition in the market for teeth whitening products and services may intensify in the future as we enter into the United States market. There are numerous well-established companies and smaller entrepreneurial companies based in the United States with significant resources who are developing and marketing products and services that will compete with our products. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. These resources may make it difficult for us to compete with them in the development and marketing of our products, which could harm our business.
Our success will depend on our ability to update our technology to remain competitive.
     The dental device and supply industry is subject to technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive. While we are continuing our research and development in new products in efforts to strengthen our competitive advantage, no assurances can be given that we will successfully implement technological improvements to our products on a timely basis, or at all. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.
We depend on market acceptance of the products of our customers. If our products do not gain market acceptance, our ability to compete will be adversely affected.
     We launched our MetaTray® products in August 2005, iWhite® in March 2006, GlamSmile™ in the fall of 2006 and the Reme)sense Tray and Foam Strips in the three months ending March 31, 2007. Our success will depend in large part on our ability to successfully market our line of products and our ability to receive all regulatory approvals. Although we intend to differentiate our products from our competitors by targeting different channels of distribution, no assurances can be given that we will be able to successfully market our products or achieve consumer acceptance. Moreover, failure to successfully develop, manufacture and commercialize our products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in our targeted market segments. In addition, medical and dental insurance policies generally do not cover teeth whitening procedures, including our products, which may have an adverse impact upon the market acceptance of our products.
Failure to meet customers’ expectations or deliver expected performance of our products could result in losses and negative publicity, which will harm our business.
     If our products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction, negative publicity about us and our products, which could adversely affect our ability to attract or retain customers. Furthermore, disappointed customers may initiate claims for substantial damages against us, regardless of our responsibility for such failure.
If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.
     Although we have not been a party to any product liability lawsuits and are currently not aware of any anticipated product liability claims with respect to our products, the nature of our business exposes us to product liability lawsuits arising out of the commercialization of our products. In the future, an individual may bring a liability claim against us if one of our products causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	decreased demand for our products;

•	injury to our reputation;

•	costs of related litigation;

•	substantial monetary awards to customers;

•	product recalls;

•	loss of revenue; and

•	the inability to commercialize our products.
We may have difficulty managing our growth.
     We have been experiencing significant growth in the scope of our operations and the number of our employees. This growth has placed significant demands on our management as well as our financial and operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our financial and operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls. Further, to date our business has been primarily in Europe and were we to launch sales and distribution in the United States, we would further increase the challenges involved in implementing appropriate operational and financial systems, expanding manufacturing capacity and scaling up production, expanding our sales and marketing infrastructure and capabilities and providing adequate training and supervision to maintain high quality standards. The main challenge associated with our growth has been, and we believe will continue to be, our ability to recruit and integrate skilled sales, manufacturing and management personnel. Our inability to scale our business appropriately or otherwise adapt to growth would cause our business, financial condition and results of operations to suffer.
It may be difficult to enforce a United States judgment against us, our officers and directors, or to assert United States securities laws claims in Belgium and to serve process on substantially all our of our directors and officers and these experts.
     A majority of our directors and our executive officers are nonresidents of the United States. A substantial portion of our assets and all or a substantial portion of the assets of these officers and directors and experts are located outside of the United States. As a result, it may be difficult to effect service of process within the United States with respect to matters arising under the United States securities laws or to enforce, in the United States courts, judgments predicated upon civil liability under the United States securities laws. It also may be difficult to enforce in Belgium, in original actions or in actions for enforcement of judgment of United States courts, civil liabilities predicated upon United States securities laws.
If we are unable to protect our intellectual property rights or our intellectual property rights are inadequate, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.
     Our future success will depend, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. In part, we rely on patents to establish and maintain proprietary rights in our technology and products. While we hold licenses to a number of issued patents and have other patent applications pending on our products and technology, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition or that any of our patents will be held valid if subsequently challenged. Other companies also may independently develop similar products, duplicate our products or design products that circumvent our patents.
     In addition, if our intellectual property rights are inadequate, we may be exposed to third-party infringement claims against us. Although we have not been a party to any infringement claims and are currently not aware of any anticipated infringement claim, we cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. In addition, if a third party successfully asserts an infringement claim against us and we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, then our business could suffer.

If we are unable to meet customer demand or comply with quality regulations, our sales will suffer.
     We manufacture many of our products at our Deurle, Belgium production facilities. In order to achieve our business objectives, we will need to significantly expand our manufacturing capabilities to produce the systems and accessories necessary to meet demand. We may encounter difficulties in scaling-up production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. In addition, our manufacturing facilities are subject to periodic inspections by foreign regulatory agencies. Our success will depend in part upon our ability to manufacture our products in compliance with regulatory requirements. Our business will suffer if we do not succeed in manufacturing our products on a timely basis and with acceptable manufacturing costs while at the same time maintaining good quality control and complying with applicable regulatory requirements.
We are dependent on Guy De Vreese, our Chairman, and/or Robin List, our Chief Executive Officer, and any loss of such key personnel could result in the loss of a significant portion of our business.
     Our success is highly dependent upon the key business relations and expertise of Guy De Vreese, our Chairman, and/or Robin List, our Chief Executive Officer. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of our Chairman and/or Chief Executive Officer along with the loss of their numerous contacts and relationships in the industry would have a material adverse effect on our business. We do not have employment agreements with Guy De Vreese or Robin List.
Substantially all of our assets are secured under a credit facility with Fortis Bank, a bank located outside of the United States, and in the event of default under the credit facility we may lose all of our assets.
     On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of March 31, 2007 and March 31, 2006, Remedent N.V. had, in the aggregate, $1,530,276 and $605,200 advances outstanding, respectively, under this mixed-use line of credit facility. As of June 30, 2007 Remedent N.V. had, in the aggregate, $1,011,087 advances outstanding under this mixed-use line of credit facility.
We may not be able to secure additional financing to meet our future capital needs.
     We anticipate needing significant capital to introduce new products, further develop our existing products, increase awareness of our brand names and expand our operating and management infrastructure as we grow sales in Europe, Asia and South America and potentially launch sales and distribution activities in the United States. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our results of operations may be adversely impacted by currency fluctuations.
     We currently have operations in Belgium and distributors in Europe, the Middle East, South America and Asia. A significant portion of our revenue is in currencies other than United States dollars, primarily in Euros. Because our financial statements are reported in United States dollars, fluctuations in Euros against the United States dollar may cause us to recognize foreign currency transaction gains and losses, which may be material to our operations and impact our reported financial condition and results of operations.
Substantially all of our operations are located outside of the United States, substantially all of our sales are generated outside of the United States and substantially all of our assets are located outside of the United States, subjecting us to risks associated with international operations.
     Our operations are primarily in Belgium and 92% of our sales for the fiscal year end March 31, 2007 were generated from customers outside of the United States, compared to 94% of our sales for the fiscal year ended March 31, 2006. The international nature of our business subjects us to the laws and regulations of the jurisdictions in which we operate and sell our products. In addition, we are subject to risks inherent in international business activities, including:
•	difficulties in collecting accounts receivable and longer collection periods,

•	changes in overseas economic conditions,

•	fluctuations in currency exchange rates,

•	potentially weaker intellectual property protections,

•	changing and conflicting local laws and other regulatory requirements,

•	political and economic instability,

•	war, acts of terrorism or other hostilities,

•	potentially adverse tax consequences,

•	difficulties in staffing and managing foreign operations, or

•	tariffs or other trade regulations and restrictions.
If we cannot build and maintain strong brand loyalty our business may suffer.
     We believe that the importance of brand recognition will increase as more companies produce competing products. Development and awareness of our brands will depend largely on our ability to advertise and market successfully. If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.
Risks Relating To Our Common Stock
There is a limited public trading market for our common stock.
     Our Common Stock presently trades on the Over the Counter Bulletin Board under the symbol “REMI.” We cannot assure you, however, that such market will continue or that you will be able to liquidate your shares acquired in this offering at the price you paid or otherwise. We also cannot assure you that any other market will be established in the future. The price of our common stock may be highly volatile and your liquidity may be adversely affected in the future.
The potential sale of the shares being offered in this Prospectus, and those offered in a prior prospectus, may cause the market price of our common stock to drop significantly, even if our business is doing well.
     This Prospectus is offering 5,420,022 shares for sale, which includes 836,287 shares of common stock and 4,583,735 shares of our common stock also held by the Selling Security Holders, or their transferees, upon the exercise of outstanding warrants. Further, current Selling Security Holder Special Situations Private Equity Fund, L.P. and two entities under common control, Special Situations Cayman Fund LP and Special Situations Fund III QP LP previously offered for resale 3,500,000 shares of our common stock in a prospectus dated October 23, 2007. In total, the current Selling Security Holders have registered for resale, in this Prospectus, and in the October 23, 2007 prospectus, 8,920,022 shares of our common stock. This total of 8,920,022 shares offered by the Selling Security Holders represents approximately 106% of the outstanding shares held by non-affiliates. (Shares held by non-affiliates are 8,411,794.) Average daily trading volume for September 2007 was approximately 20,973 shares. This total of 8,920,022 shares offered for resale by the Selling Share Holders, in this Prospectus and in the October 23, 2007 prospectus, represents approximately 42,531% of daily trading volume. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of our equity securities. Although the Selling Security Holders have represented that their intention is to be long term investors, there can be no assurance that they will hold their shares for any length of time.

The ownership of our stock is highly concentrated in our management.
     As of October 11, 2007, our present directors and executive officers, and their respective affiliates beneficially owned approximately 35.99% of our outstanding common stock, including underlying options that were exercisable or which would become exercisable within 60 days of October 11, 2007. As a result of their ownership, our directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.
We have a substantial number of shares authorized but not yet issued.
     Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares of common stock and preferred stock and to issue options and warrants to purchase shares of our common stock and preferred stock without stockholder approval. Future issuance of common stock and preferred stock could be at values substantially below current market prices and therefore could represent further substantial dilution to our stockholders. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.
We have historically not paid dividends and do not intend to pay dividends.
     We have historically not paid dividends to our stockholders and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future. The Company intends to retain future earnings, if any, for use in the operation and expansion of our business.
Our stock may be governed by the “penny stock rules,” which impose additional requirements on broker-dealers who make transactions in our stock.
     SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since our common stock is not currently traded on an “exchange,” if the future trading price of our common stock is less than $5.00 per share, our common stock will be considered a “penny stock,” and trading in our common stock will be subject to the requirements of Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.
USE OF PROCEEDS
     We will not receive any proceeds from the disposition of the common stock covered hereby. Assuming no adjustments to the exercise price for anti-dilution protection, we will receive gross proceeds of approximately $6,510,000 in the event that all of the outstanding warrants are exercised for cash. Any proceeds from the cash exercise of warrants will be used for working capital purposes, in particular, the launching of our GlamSmile product. Despite the existence of the warrants, it is possible that none will be exercised and we will not receive any proceeds therefrom. The warrants will be exercised only if the price of the common stock justifies the exercise prior to their expiration.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS
     Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “REMI.” As of October 11, 2007, there were 18,596,245 shares of our common stock issued and outstanding and approximately 223 stockholders of record, not including beneficial owners whose shares are held by banks, brokers and other nominees. As of October 11, 2007, 7,735,067 shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants.
     The following table shows the range of the high and low bid for our common stock as reported by the Over-The-Counter Bulletin Board for the time periods indicated:

	Bid Prices
	High	Low
Quarter ended June 30, 2005	$3.00	$0.94
Quarter ended September 30, 2005	$4.00	$1.78
Quarter ended December 31, 2005	$4.00	$2.46
Quarter ended March 31, 2006	$2.75	$2.43
Quarter ended June 30, 2006	$2.75	$1.80
Quarter ended September 30, 2006	$2.10	$1.40
Quarter ended December 31, 2006	$1.80	$0.95
Quarter ended March 31, 2007	$2.05	$1.39
Quarter ended June 30, 2007	$1.85	$1.40
Quarter ended September 30, 2007	$1.95	$1.40
     Bid quotations represent interdealer prices without adjustment for retail markup, markdown and/or commissions and may not necessarily represent actual transactions.
Dividend Policy
     We have paid no dividends on our common stock since our inception and may not do so in the future.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
     In addition to historical information, this section contains “forward-looking” statements, including statements regarding the growth of product lines, optimism regarding the business, expanding sales and other statements. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of our products. In addition, actual results could vary materially based on changes or slower growth in the oral care and cosmetic dentistry products market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in the dental industry; unexpected difficulties in penetrating the oral care and cosmetic dentistry products market; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed in the section of this Prospectus entitled “Risk Factors” and from time to time in our Securities and Exchange Commission filings under “risk factors” and elsewhere.
     Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning our business made elsewhere in this Prospectus, as well as other public reports filed by us with the Securities and Exchange Commission. Readers should not place undue reliance on any forward-looking statement as a prediction of actual results of developments. Except as required by applicable law or regulation, we undertake no obligation to update or revise any forward-looking statement contained in this Prospectus. This section should be read in conjunction with our consolidated financial statements.
     The discussion and financial statements contained herein are for the fiscal years ended March 31, 2006 and 2007 and for the three month periods ended June 30, 2007 and 2006. The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

Overview
     We design, develop, manufacture and distribute cosmetic dentistry products. Leveraging our knowledge of regulatory requirements regarding dental products and management’s experience in the needs of the professional dental community, we have developed a family of teeth whitening products for both professional and “Over-The-Counter” use, that are distributed in Europe, Asia and the United States. We manufacture many of our products in its facility in Deurle, Belgium as well as outsourced manufacturing in China. We distribute our products using both our own internal sales force and through the use of third party distributors. As a result of this approach, we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.
     For the fiscal years ending March 31, 2003 through 2007 and for the three month period ended June 30, 2007, substantially all of our revenue has been generated by our Belgian subsidiary, Remedent N.V., which had experienced substantial growth in its revenues.
     Our products can be generally classified into the following categories: professional dental products and “Over-The Counter” teeth whitening products. In the fall of 2006, we launched a proprietary veneer technology product line called GlamSmile™. GlamSmile veneers are ultra thin claddings made from a mixture of a hybrid composite and porcelain materials which are attached to the front of the patient’s teeth. Because GlamSmile veneers are so thin, the dentist does not need to remove healthy tooth structure leaving the patient’s healthy tooth structure intact results in several important benefits: (i) no local anesthesia is required to prepare the teeth; (ii) reduced (if any) tooth sensitivity post-procedure; and (iii) the process is reversible. In addition, in the three months ended March 31, 2006, a variation of our MetaTray® product named iWhite® was introduced to our global retail distribution network. We introduced MetaTray in August 2005, our next generation of products targeted for the professional dentist market. MetaTray is a completely self-contained whitening system that can be administered by dentists.
     During the second half of the fiscal year ended March 31, 2006, we established sales offices in Singapore to service the Asian market. In conjunction with the establishment of the office in Singapore, we formed a wholly owned subsidiary, Remedent Asia Pte Ltd. Although sales in Singapore have taken time to materialize, we believe progress is being made in establishing market share in this region.
     In June 2007, we completed a private placement of 5,600,000 shares of our common stock at $1.25 per share and warrants to purchase up to 4,200,000 shares of common stock at an exercise price of $1.55 per share to certain institutional and accredited investors for an aggregate purchase price of $7,000,000, of which we received gross proceeds of approximately $6,200,000.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis for Presentation
     Our financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Revenue Recognition
     The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
Impairment of Long-Lived Assets
     Long-lived assets consist primarily of property and equipment and patents. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of March 31, 2007 and June 30, 2007, we believed there was no impairment of our long-lived assets.

Pervasiveness of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances. The results form the basis for making judgments about the carrying vales of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Accounts Receivable and Allowance for Doubtful Accounts
     The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.
Research and Development Costs
     We expense research and development costs as incurred.
Inventories
     We purchase certain of our products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.
     We write down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.
Patents
     Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives.
Conversion of Foreign Currencies
     The reporting currency for our consolidated financial statements is the U.S. dollar. The functional currency for our European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The functional currency for Remedent Asia Pte Ltd is the Singapore dollar. We translate foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders’ equity.
Stock Based Compensation
     In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in our financial statements.

Prior to January 1, 2006, we accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally results in no employee stock option expense. We adopted SFAS No. 123R on January 1, 2006 and do not plan to restate financial statements for prior periods. We plan to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R has a material impact on our results of operations. For the year ended March 31, 2007, equity compensation in the form of stock options and grants of restricted stock totaled $221,959. For the year ended March 31, 2006, equity compensation in the form of stock options totaled $113,709. For the three months ended June 30, 2007 the Company recognized $nil (2006 — $113,709) in stock based compensation expense.
Recent Accounting Pronouncements
     In February 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets.” This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any derivative instruments or participate in any hedging activities, and therefore the adoption of SFAS No. 155 is not expected to have a material impact on the Company’s financial position or results of operations.
     In March 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”. This Statement requires recognition of servicing a financial asset by entering into a servicing contract in certain situations. This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any servicing asset or liability, and therefore the adoption of SFAS No. 156 is not expected to have a material impact on the Company’s financial position or results of operations.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 and provides guidance on recognizing, measuring, presenting and disclosing in the financial statements tax positions that a company has taken or expected to take on a tax return. FIN 48 is effective for the Company as of April 1, 2007. The Company is currently evaluating the impact that the adoption of FIN 48 will have on its financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is the fiscal year beginning April 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The implementation of SFAS No. 158 did not have any impact on the Company’s financial position and results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.
     In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB

No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The implementation of SAB No. 108 did not have any impact on the Company’s financial position and results of operations.
Results of Operations For the Three Months Ended June 30, 2007 Compared with the Three Months Ended March 31, 2006
     The following table presents our consolidated statements of loss, as a percentage of sales, for the periods indicated.

	For the three months ended
	June 30,
	2007	2006

NET SALES	100.00%	100.00%
COST OF SALES	53.46%	57.55%

GROSS PROFIT	46.54%	42.45%

OPERATING EXPENSES
Research and development	2.36%	9.67%
Sales and marketing	8.29%	29.84%
General and administrative	59.81%	64.63%
Non cash restructuring expense	0.00%	0.00%
Depreciation and amortization	5.27%	3.18%

TOTAL OPERATING EXPENSES	75.74%	107.32%

INCOME (LOSS) FROM OPERATIONS	(29.21)%	(64.87)%

Other income (expense)	(29.21)%	(64.87)%

INCOME (LOSS) BEFORE INCOME
TAXES AND MINORITY INTEREST	(31.41)%	(64.81)%
Minority interest	0.00%	0.00%
Income tax benefit (expense)	0.00%	0.00%

NET INCOME (LOSS)	(31.41)%	(64.81)%

Net Sales
     We experienced a sales decrease for the three months ended June 30, 2007 of $50,982, or 4%, to $1,244,657 as compared to $1,295,639 for the three months ended June 30, 2006.
     At the end of March 2007, the Company announced at the IDS, one of the important Worldwide Dental Shows, which took place in Koln (Germany), that the Company was currently working on an updated version of the Remecure. The Launch of the new unit is scheduled for the second half of 2007. The main reason for the decrease in net sales for the three months ended June 30, 2007 is mostly attributable to reduced sales of the Remecure product line. It is our belief that the market is anticipating the launch of the updated version and therefore, over recent months, has been conservative in placing new orders.
Cost of Sales
     Our cost of sales decreased for the three months ended June 30, 2007 by $80,234, or 11%, to $665,428 as compared to $745,662 for the three months ended June 30, 2006. Accordingly, cost of sales, as a percentage of net sales, decreased from 58% for the quarter ended June 30, 2006 to 53% for the quarter ended June 30, 2007. Cost of sales has decreased both because of a decrease in sales and improved cost efficiencies.
     We have re-organized our production process and have increased our in-house manufacturing resulting in lower costs than our previously outsourced third party manufacturing. We continue to closely monitor and look for new strategies to optimize and improve our current processes in order to decrease our costs.
Gross Profit
     Our gross profit increased by $29,252 or 5%, to $ 597,229 for the three month period ended June 30, 2007 as compared to $549,977 for the three month period ended June 30, 2006. Our gross profit as a percentage of sales increased by 5% from 42% to 47% compared to the three months ended June 30, 2006 and the three months ended June 30, 2007. The increase in gross profit is the result of the decrease in cost of sales as discussed above.
Results of Operations For the Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006
     Comparative details of results of operations for the years ended March 31, 2007 and 2006 as a percentage of sales are as follows:

	2007	2006

NET SALES	100.00%	100.00%
COST OF SALES	50.07%	51.56%

GROSS PROFIT	49.93%	48.44%

OPERATING EXPENSES
Research and development	5.12%	15.61%
Sales and marketing	13.31%	16.26%
General and administrative	49.26%	57.28%
Non-cash restructuring	0.00%	10.33%
Depreciation and amortization	3.14%	1.45%

TOTAL OPERATING EXPENSES	70.83%	100.93%

INCOME (LOSS) FROM OPERATIONS	(20.89)%	(52.49)%

Other income (expense)	(1.51)%	(1.01)%
INCOME (LOSS) BEFORE INCOME TAXES	(22.41)%	(53.50)%
Income tax benefit (expense)	0.00%	(0.93)%

NET INCOME (LOSS)	(22.41)%	(52.57)%

Net Sales
     Net sales decreased by approximately 10% to $6,676,365 in the year ended March 31, 2007 as compared to $7,393,948 in the year ended March 31, 2006. The decrease in sales was due to the less than anticipated acceptance of our Meta tray products in the United States market utilizing this direct sales approach to which we had to transition to a strategy similar to our Distributor Assisted Marketing programs as utilized in Europe. The decrease is also the result of the character of the OTC market as the original sell-ins of the products in the 3 months ending March 31, 2006 has now been replaced by re-orders in the 3 months ending March 31, 2007, which are by nature at lesser volumes than the original sell-ins. Finally, over the last year ending March 31, 2007 the Company re-organized its Dental Sales Team which had, however minor, an impact on the dental sales. By the end of the fiscal year, ending March 31, 2007, this re-organization was completed.
Cost of Sales
     Cost of sales decreased approximately 12 % to $3,342,716 in the year ended March 31, 2007 as compared to $3,812,463 in the year ended March 31, 2006. The decrease in cost of sales is attributable to the decrease in sales for the current fiscal year. Accordingly, cost of sales, as a percentage of net sales, decreased from 52% for the year ended March 31, 2006 to 50% for the year ended March 31, 2007.
     Although we have experienced an increase in certain of our raw materials costs, we achieved a status quo, and even a slight decrease in our overall cost of sales, due to an increase in our in-house manufacturing capacity which is at a lower cost compared to outsourced third party manufacturing. Finally, we have completed negotiations with new suppliers of raw materials, to reduce the dependence on some existing key suppliers and as a result have obtained more advantageous raw material pricing for comparable and improved quality. We closely monitor and are continuously looking for new strategies to optimize and improve our cost efficiencies.
Gross Profit
     Our gross profit decreased by $247,836 or 7%, to $3,333,649 for the fiscal year ended March 31, 2007 as compared to $3,581,485 for the year ended March 31, 2006 as a result of decreased sales. However, our gross profit as a percentage of sales increased by 2% from 48 % to 50 % compared to the year ended March 31, 2006 and the year ended March 31, 2007. The increase in gross profit is the result of the decrease in cost of sales as discussed above.
Operating Expenses
     Research and Development. Our research and development expenses decreased $95,893 to $29,389 for the three months ended June 30, 2007 as compared to $125,282 for the three months ended June 30, 2006, a decrease of 77%. The principal reason for this decrease is the earlier than anticipated termination of the agreement for consultancy services with respect to the development of our Meta Tray and iWhite products. As a result, these costs have decreased by the $75,000 paid in the same period in 2006.
     Our research and development expenses decreased $812,133 to $341,764 for the year ended March 31, 2007 as compared to $1,153,897 for the year ended March 31, 2006, a decrease of 337%. The principal reason for this decrease is the earlier than anticipated completion of consultancy services with respect to the development of our MetaTray and iWhite products. Terms of the January 1, 2006 consultancy agreement provided for a monthly fee of $25,000, the immediate grant of 200,000 shares of the Company’s restricted common stock, and the grant of 150,000 options to purchase shares of the Company’s common stock which are fully vested.
     Sales and marketing costs. Our sales and marketing costs decreased $283,334 or 73%, to $103,241 for the three months ended June 30, 2007 as compared to $386,575 for the three months ended June 30, 2006. The reason for this decrease is largely due to the costs related to our sales office located in Los Angeles, California which was re-organized during the second half of the fiscal year ended March 31, 2007. We have changed our US sales strategy from direct to indirect. Rather than create our own distribution channels we intend to establish relationships with companies that have existing distribution channels. We believe an indirect distribution approach will be more cost effective for the US market.
     Our sales and marketing costs decreased $313,335 or 26%, to $888,810 for the year ended March 31, 2007 as compared to $1,202,145 for the year ended March 31, 2006. The reason for this decrease is largely due to the costs related to our sales office located in Los Angeles, California which was re-organized during the second half of the fiscal year ending March 31, 2007. We have changed our US sales strategy from direct to indirect. Rather than create our own distribution channels we intend to establish relationships with companies that have existing distribution channels. We believe that this change in strategy will result in a higher contribution from our U.S. efforts.
     General and administrative costs. Our general and administrative costs for the three months ended June 30, 2007 and 2006 were $744,481 and $837,351, respectively, representing a decrease of $92,870 or 11%. The decrease in general and administrative costs for the three months ended June 30, 2007 as compared to the prior year is the result of improving the cost effectiveness of our business in general and on a continuous basis. As a second major issue, the change in sales strategy concerning our Los Angeles Office resulted in a decrease of general and administrative costs, due to the internal re-organization, which was completed at the end of October 2006.
     Our general and administrative costs for the year ended March 31, 2007 and 2006 where $3,288,723 and $4,235,292, respectively, representing a decrease of $946,569 or 22%. The decrease in general and administrative costs for the year ended March 31, 2007 as compared to the prior year is the result of improving our cost effectiveness of our business in general on a continuous basis. For the year ended March 31, 2006, costs were involved concerning the private placement which took place during mid 2005, resulting in an additional non-cash cost of approximately $764,151 to MDB Capital Group LLC, costs that did not re-occur during the year ended March 31, 2007. Finally, the change in sales strategy concerning our Los Angeles Office resulted in a decrease of general and administrative costs, due to the internal re-organization that was completed.

     Depreciation and amortization. Our depreciation and amortization increased $24,372 or 59%, to $65,634 for the three months ended June 30, 2007 as compared to $41,262 for the three months ended June 30, 2006. The increase is mostly due to the investment in a semi-automatic production machine for the production of our foam strips, which will allow us to significantly increase our production capacity. This investment allows us increased production capacity through significantly reduced production times. It has also reduced manufacturing costs. Secondly, investments have been made in updating and modernizing our Dental Lab, in order to bring it to a higher professional level. With the investments made, our lab now has the capacity to provide a higher level of support for our sales team, especially with respect to the launch of our veneers.
     Our depreciation and amortization increased $102,118 or 95%, to $209,340 for the year ended March 31, 2007 as compared to $107,222 for the year ended March 31, 2006. The increase is mostly due to the investment in a semi-automatic production machine for the production of our foam strips, which will allow us to significantly increase our production capacity. This investment allowed us to streamline and improve production significantly with resultant increases in capacity and quality as well as decreased costs. Secondly, initial investments have been made in updating and modernizing our Dental Lab, to bring it to a higher professional Level. With the investments we have made to date, our lab is now ready to support the first cases of veneers and provide a higher level of support for the sales team.
     Net interest expense. Net interest expense was $28,829 for the three months ended June 30, 2007 as compared to $24,015 for the three months ended June 30, 2006, an increase of $4,814, or 20%. The main reason for the increase is the increased utilization of our available bank credit line.
     Net interest expense was $176,344 for the year ended March 31, 2007 as compared to $124,195 for the year ended March 31, 2006, an increase of $52,149. Included in interest expense for the year ended March 31, 2006 is $100,000 of non-cash interest equal to the value of the beneficial conversion feature on a $100,000 note payable that was converted to common stock on June 3, 2005. Not including the $100,000 non cash interest described in the preceding sentence, interest expense increased by the end of the year ended March 31, 2007 by $152,149 from $24,195 for the year ended March 31, 2006 to $176,344 for the year ended March 31, 2007 as a result of increased utilization of our available bank credit line.
Liquidity and Capital Resources
Cash and Cash equivalent
     Our balance sheet at June 30, 2007 reflects cash and cash equivalents of $6,893,709 as compared to $126,966 as of March 31, 2007, an increase of $6,766,743. The increase of cash and cash equivalents is due to the completion of the Private Placement which was finalized at the end of the quarter ending June 30, 2007.
     Net cash provided by operations increased by $1,446,696 resulting in net cash provided by operations of $1,298,484 for the three months ended June 30, 2007 as compared to net cash provided from operations of $148,476 for the three months ended June 30, 2006. The increase in net cash provided by operations for the three months ended June 30, 2007 as compared to the three months ended June 30, 2006 is primarily attributable to an increase in accounts payable and accrued liabilities of $1,200,000 with respect to accrued costs of the Company’s June 2007 private placement.
     Our balance sheet at March 31, 2007 reflects cash and cash equivalents of $126,966 as compared to $332,145 as of March 31, 2006, a decrease of $205,179. Net cash used by operations was $659,307 for the year ended March 31, 2007 as compared to net cash used by operations of $3,013,455 for the year ended March 31, 2006, a decrease year to year of $2,354,148 in cash used by operations. This decrease in cash used by operations is attributable primarily to the decrease in net loss from $3,887,302 in fiscal 2006 to $1,496,049 in fiscal 2007, a decrease of $2,391,253. Also, cash used in operations was affected significantly by significant changes in accounts receivables and inventories. During the year ended March 31, 2007 accounts receivable and inventory provided $870,014 and $476,814 in cash. While during the year ended March 31, 2006 both accounts receivable and inventory used approximately $1.9 million in operating cash as a result of significant increases in inventory and accounts receivable as of March 31, 2006 both of which were attributable to initial shipments of the iWhite products to our new distributors in March 2006 as well as inventories of iWhite and MetaTray products to be shipped in the June 2006 quarter.

Investing activities
     Net cash used in investing activities totaled $50,364 for the three months ended June 30, 2007 as compared to net cash used in investing activities of $69,642 for the three months ended June 30, 2006. The decrease in net cash used in investing activities for the three months ended June 30, 2007 is attributable to a decrease in investments in office equipment as staffing levels in all three locations, Belgium, Los Angeles, Ca. and Singapore stabilized or, in the case of our Los Angeles location, decreased.
     Net cash used by investing activities was $315,104 for the year ended March 31, 2007 as compared to net cash used by investing activities of $344,974 for the year ended March 31, 2006. Cash used in investing activities in the year ended March 31, 2007 was for equipment purchases, net of equipment acquired through capital lease of $157,503, totaling $385,866 attributable to the investment in our production facility (new electric cabling, upgraded compressors and related costs), investments made to full file ISO 9001 and 13485 Medical Device Certificate demands (Air conditioned warehouse capability, chemical resistant floor in production facility and related costs), initial investments in a basic Dental Lab, additional investments for molding and office equipment and construction works in our Belgium HQ as a result of our increased staffing in Belgium; which was partially offset by a return of $70,762 of cash used to secure a credit card merchant account facility in the United States. Cash used in investing activities in the year ended March 31, 2006 was primarily for equipment purchases, net of equipment acquired through capital leases of $85,231, totaling $276,324 attributable to the purchase of manufacturing equipment related to our expansion of our in house manufacturing capability and office equipment as a result of our increased staffing in all three locations, Belgium; Los Angeles, Ca; and Singapore.
Financing activities
     Net cash provided by financing activities totaled $5,511,867 for the three months ended June 30, 2007 as compared to net cash provided in financing activities of $63,468 for the three months ended June 30, 2006. The increase in net cash provided from financing activities in the three month period ended June 30, 2007 is primarily attributable to the net cash proceeds received by the Company from a Private Placement, which took place at the end of the quarter ended June 30, 2007, with net proceeds totaling $6,045,294 offset by the partial repayment of our existing Credit Line in the amount of $522,226.
     Net cash provided by financing activities totaled $939,988 for the year ended March 31, 2007 as compared to net cash provided by financing activities of $3,649,111 for the year ended March 31, 2006. The decrease in net cash provided from financing activities is primarily because we completed a private placement in 2006 the net proceeds of which totaled $3,200,081. Net advances under our credit line for the year ended March 31, 2007 were $837,180 versus net advances received in the year ended March 31, 2006 of $599,913.
     On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of June 30, 2007, March 31, 2007 and March 31, 2006, Remedent N.V. had, in the aggregate, $1,011,087, $1,530,276 and $605,200 advances outstanding, respectively, under this mixed-use line of credit facility.
     During the next twelve months, cash raised from our recent private placement (which occurred in June 2007, subsequent to our year ended March 31, 2007) will be used to finance our current liabilities, reduce the Facility at Fortis Bank and fund our future investments, largely related to our GlamSmile product.
     During the years ended March 31, 2007 and March 31, 2006, we recognized a (decrease)/increase in cash and cash equivalents of $(170,756) and $1,021, respectively, from the effect of exchange rates between the Euro and the US Dollar.
Off-Balance Sheet Arrangements
     At June 30, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DESCRIPTION OF BUSINESS
Introduction
     We are one of the leading manufacturers of cosmetic dentistry products in Europe. Leveraging our knowledge of regulatory requirements regarding dental products and management’s experience in the needs of the professional dental community, we design, develop, manufacture and distribute our cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” teeth whitening products that are distributed in Europe, Asia and the United States. We manufacture many of our products at our facility in Deurle, Belgium as well as outsourced manufacturing in China. We distribute our products using both our own internal sales force and through the use of third party distributors.
     Some of the more significant developments in our business this year included the following:
          • Introduced our proprietary veneer technology, GlamSmile™, into the Belgian market;
          • Continued to advance our sales and distribution channels for our new teeth whitening products, iWhite™ and MetaTray®, in Europe and reorganized our sales strategy in the United States from a direct sales strategy to an indirect sales strategy using distributors;
          • Introduced our Reme)Sense Tray and Foam Strips product to address the remedy for sensitive teeth;
          • In June 2007, we raised $7 million in additional equity capital to fund our efforts to expand our sales and distribution channels primarily for our GlamSmile veneer product.
     We were originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc. In October 1998, we were acquired by Resort World Enterprises, Inc., a Nevada corporation (“RWE”) in a share exchange, and RWE immediately changed its name to Remedent USA, Inc. In June 2005, we formed Remedent Asia Pte Ltd, a wholly owned subsidiary formed under the laws of Singapore.
     Prior to June 3, 2005 we controlled Remedent N.V., a corporation formed under the laws of Belgium, through common officers and directors, but only owned 22% of its outstanding shares. In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, our stockholders authorized the acquisition of the remaining 78% of our subsidiary, Remedent N.V., which we did not own, in exchange for 7,715,703 post-split shares of our common stock in a transaction involving Messrs. Guy De Vreese and Robin List, our Chairman and Chief Executive Officer respectively. On June 3, 2005, we consummated the acquisition of Remedent N.V. and issued 7,715,703 post- split shares of its restricted common stock to the Lausha N.V., a company controlled by Guy De Vreese, and to Robin List in exchange for all of the issued and outstanding shares of Remedent N.V. owned by Lausha N.V. and Robin List. As a result of this acquisition, Remedent N.V. became our wholly owned subsidiary.
Current Products and Business Strategy
Products
     Our products can be generally classified into the following categories: professional dental products and “Over-The-Counter” teeth whitening products.
Professional Dental Products
     GLAMSMILE. In the fall of 2006, we launched our proprietary veneer technology, GlamSmile™. Cosmetic dentistry is a rapidly growing segment of dental practices within the United States and Europe, with increasing demand for veneers and bonding procedures. Our GlamSmile veneers are ultra thin claddings made from a mixture of a hybrid composite and porcelain materials which are attached to the front of the patient’s teeth. Because GlamSmile veneers are so thin, the dentist does not need to remove healthy tooth structure leaving the patient’s healthy tooth structure intact results in several important benefits:

•	no local anesthesia is required to prepare the teeth;

•	reduced (if any) tooth sensitivity post-procedure; and

•	the process is reversible.

     At the initial doctor visit, an impression is made of the patient’s teeth. During the second visit, the hybrid composite veneers, which are computer generated as a single unit, are then ready to be installed. The single-unit feature enables dentists with minimal training to apply up to ten teeth in one 30 – 45 minute visit. This minimizes the risk of failure and allows more dentists to offer GlamSmile veneers as part of their dental practice.
     With traditional bonding, a dentist adheres a composite material directly on the tooth which lasts about 3 to 6 years and tends to discolor. Porcelain veneers, though a more lasting solution (ten years or more), require a significantly more invasive procedure to install, which is irreversible, requires a very high level of training and skill from the dentist and can cost from $700 to $2,000 per tooth.
     In the fall of 2006, we opened our initial GlamSmile Lab in Ghent. As a temporary solution, the lab was integrated at the same address as the office of Evelyne Jacquemyns, a dentist in Ghent who is a related person to Guy De Vreese, our Chairman. It was agreed that we could use the office of Ms. Jacquemyns from time to time for demonstration purposes in relation to our GlamSmile veneers, at no cost. At current, we are in negotiations to finalize renting a larger location at the same address of the current dental practice, where the initial GlamSmile Lab will be moved. We incurred $63,835 in cost related to the build out of the initial GlamSmile Lab. Additional investments are planned to support the growth of sales of our GlamSmile veneers.
     GlamSmile veneers are currently only offered in Europe but we intend to bring the GlamSmile product to United States. We plan to establish a distributor network similar to the one established in Europe, to market the GlamSmile product in the United States.
     REMEWHITE IN OFFICE WHITENING SYSTEM. One of our first dental products that we developed for the professional dental community was the RemeCure™ plasma curing light (described below). Leveraging on our early success with the RemeCure light, we introduced the RemeWhite™ In Office Whitening System. Based upon the initial RemeCure light, a new light, called the RemeCure CL-15, was developed featuring new enhancements to the hardware and software enabling this light to be fully automated thereby eliminating the need for the dentist to hold the light during whitening treatments. In addition, a proprietary gel was formulated to be used with the system as well as a time saving method to apply the gel. An additional benefit of the RemeWhite system is the repeat sales of the gel to users of the system providing ongoing revenue streams that we anticipate will continue to grow annually.
     REMEWHITE HOME MAINTENANCE KIT. In 2004, the RemeWhite Home Maintenance Kit was introduced and sold by dentists to their patients, featuring 16 pre-filled trays with a level of whitening agent safe for home use yet stronger than most Over-The-Counter products.
     METATRAY. In August 2005, we introduced MetaTray®, our next generation of products targeted for the professional dentist market. MetaTray is a completely self-contained whitening system that can be administered by dentists that:
•	Does not require chair time.

•	Incorporates all the benefits of heat and light for activating gel.

•	Introduces a proprietary gel delivery system that eliminates dripping and running while enhancing protection for surrounding gums and tissue.
     The MetaTray kit consists of a proprietary, reusable mouthpiece that has embedded in the mouthpiece both a heating element and an electroluminescent mesh that are powered by a rechargeable 9 volt power source providing heat and light similar to that which is delivered to the teeth by conventional dental lights.
     The system also introduced a proprietary foam strip that is unique in the manner in which it releases peroxide to the tooth surface without dripping or running. The MetaTray kit is easy to handle, to store, and to discard. It works by a gradual release. As the mouth is producing more saliva – the saliva is absorbed by the foam and is pushing the peroxide out of the foam in a chemical reaction. This also prolongs the release of peroxide allowing for a more gradual treatment thus minimizing irritation to the gums and surrounding tissue. Most importantly, since the MetaTray kit can be used at home by the patient, foam strips with the appropriate concentration of peroxide can be provided by the dentist thereby generating a continuing revenue stream for the dentist while achieving high levels of patient satisfaction.

     REMECURE. The RemeCure plasma curing light uses plasma arc technology instead of LED- and laser technology which provides high-energy power over the complete spectrum. This allowed RemeCure plasma curing light to be used in various applications such as: (1) curing dental composite materials in only seconds and; (2) for single appointment, in-office whitening in less than forty minutes.
Over-The-Counter Products
     CLEVERWHITE. In July 2003 we launched our first product developed for distribution through Over-The-Counter retail outlets, specifically pharmacies. CleverWhite™ featured a unique non-peroxide formula, thereby overcoming the European Union regulatory ban on Over-The-Counter sales of peroxide compounds, the active ingredient typically found in all United States teeth whitening products. Combining a mouth tray with a unique gel delivery system that requires no mixing, no syringes or even filling the tray, CleverWhite utilized pre-filled pouches that are placed in the mouth tray and activated once in the mouth with no dripping or other discomfort often associated with tray based whitening systems.
     CLEVERWHITE DAY & NIGHT. Capitalizing on the CleverWhite’s initial success, we launched our second Over-The-Counter product in the fourth quarter of calendar year 2004. CleverWhite Day & Night sticks offer a portable, easy to use, whitening solution at what we believe to be a very affordable price.
     IWHITE. In 2006, we introduced a variation of our MetaTray® product named iWhite®. iWhite features a mouthpiece similar to that used in the MetaTray products. However, the iWhite mouthpiece only uses the electroluminescent mesh and not the heating element thereby reducing the power requirements to a 3V battery. iWhite also features a lower concentrations of the whitening agent, to allow it to be sold in most over-the-counter distribution channels.
     REME)SENSE TRAY AND FOAM STRIPS. The Reme)sense™ Tray and Foam Strips were launched in the 3 months ending March 31, 2007 and are a remedy to treat sensitive teeth. Reme)sense provides fast and long lasting results for sensitive teeth. The foam strips, which are placed in the tray for a treatment, are soft and comfortable while providing total precision in their application, thanks to the indication of the teeth numbers in the Reme)sense tray. The Reme)sense kit with 8 foam strips will protect up to 4 months against sensitive teeth with one treatment of 10 minutes per month.
Distribution
     Duplicating the model we learned in the professional dental segment, our retail strategy has been to focus on product development and marketing and to rely on our distributor network assisted by our internally developed marketing programs for servicing our customers in each market.
     Starting in Belgium and the Netherlands, our products have been introduced utilizing our Distributor Assisted Marketing programs. We implement our program by first identifying an established dealer in each market with a well developed sales force familiar with sales of capital equipment to the professional dentist community. Second, we develop aggressive lead generation programs and other marketing techniques which served as a blue print for the dealers to implement. The combination of a well-trained dealer force and dealer-assisted marketing and lead generation programs has proven to be far more effective than utilizing a direct sales approach, which is much slower and more costly to establish. This process has been repeated for both the professional dentist and retail, over the counter markets in each country. As a result of this approach, in just four years we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.
     On December 21, 2005, we entered into an agreement with Pierre Fabre Medicament S.A., a corporation organized under the laws of France (“Pierre Fabre”). Pursuant to the agreement, commencing on January 1, 2006, Pierre Fabre became our sole and exclusive distributor of the iWhite® and MetaTray® product in France, Guadeloupe, Guiana, Martinique, Mayotte, New Caledonia, French Polynesia, La Reunion, St. Bartholomew, St. Martin, St. Pierre and Miquelon, Wallis and Futuna. The agreement requires Pierre Fabre to order minimum quantities of the products, and if Pierre Fabre fails to sell the minimum quantities of the products within the first eighteen (18) months of the agreement, we will have a right to terminate the agreement on a product-by-product basis upon one (1) month prior written notice. The term of the agreement is for an initial three (3) years and will automatically be extended for successive two (2) year terms unless terminated by six (6) months written notice. The agreement grants Pierre Fabre a first option right to expand the territory under the agreement to include Cyprus, Morocco, Tunisia, Algeria and South Africa.
     On February 15, 2006, we entered into an agreement with Chefaro Pharma Italia S.R.L, a corporation organized under the laws of Italy (“Chefaro Italia”). Pursuant to the agreement, commencing on March 1, 2006, Chefaro Italia became our sole and exclusive distributor of the iWhite® products in Italy, Vatican City, and Republic of San Marino (“Territory”). The agreement requires Chefaro Italia to order minimum quantities of the products and, if Chefaro Italia fails to sell these minimum quantities within any given year, we will have a right to terminate the agreement upon one (1) month prior written notice. The term of the agreement is for an initial three (3) years and will automatically be extended for successive two (2) year terms unless terminated by six (6) months written notice. The Agreement also grants Chefaro Italia a right of first refusal to market, sell and distribute other of our products on terms mutually agreeable if we intend to market, sell and distribute such products in the Territory.
     On March 29, 2006, we entered into an agreement with Dream Life, Inc., a California corporation (“Dream Life”). Effective as of March 22, 2006, we granted Dream Life sole and exclusive distribution rights of the MetaTray® products in China, Korea, Vietnam, Mongolia and Thailand. The agreement requires Dream Life to order 10,000 units per quarter or 40,000 units per year with minimum orders of no less than 2,000 units. In the event that Dream Life fails to sell the minimum quantity in any calendar year we have the right to terminate the agreement with sixty (60) days notice after the close of the calendar year in which Dream Life failed to sell the minimum quantity. Dream Life would have thirty (30) days to cure the default or we, at our option, may terminate the Agreement. We have also granted to Dream Life a right of first offer with respect to any new products in the MetaTray family of products that we develop. The term of the agreement is for an initial two (2) years and will automatically be extended for successive two (2) year terms unless terminated by three (3) months written notice.
     On October 1, 2007, we entered in to an agreement with Savant Distribution Limited, a limited company incorporated under the laws of England and Wales. Effective October 1, 2007, we granted Savant Distribution exclusive distribution rights of the Remesense products in the United Kingdom and the Republic of Ireland. The term of the agreement is for an initial three (3) years and will automatically be extended for successive five (5) year terms unless terminated by at least six months notice prior to the end of the initial three year term, or respectively the additional period.
Locations
     During the second half of the fiscal year ended March 31, 2006, we established sales offices in Los Angeles, California to service the United States market and in Singapore to service the Asian market. In conjunction with the establishment of the office in Singapore, we formed a wholly owned subsidiary Remedent Asia Pte Ltd. Although sales in Singapore have taken time to materialize, we believe progress is being made in establishing market share in this region.
     In connection with our United States based office, on October 12, 2005, we entered into an Employment Agreement with an individual in the United States for an initial term of three (3) years. At the time of his hire, it was contemplated that he would be based in our California office managing our worldwide sales, as well as establishing a customer in United States market for our MetaTray® products. In July 2006, we terminated the Employment Agreement pursuant to an Employment Severance Agreement. As of July 2006, we no longer have a U.S.-based Vice President of Sales. Accordingly, we have encountered less than anticipated acceptance of our products in the United States market utilizing this direct sales approach and anticipate that we will have to transition to a strategy similar to our Distributor Assisted Marketing programs as utilized in Europe.
Manufacturing
     Initially, all of the manufacturing related to the above products was conducted through third party manufacturers under our supervision thereby minimizing demands on capital resources. Beginning in 2003, parts of the manufacturing and the majority of the final assembly of our products were brought in-house, thereby improving control over product quality while significantly reducing product costs. These efforts were expanded significantly during the fiscal year ended March 31, 2006, in particular with regard to the expansion of in-house manufacturing capabilities for our gel products and foam strips. In December 2005, our manufacturing facility became ISO 9001:2000 certified and ISO 13485:2003 certified which includes the certification for the manufacture of medical devices. In connection with the expansion of our manufacturing facilities in Belgium, we experienced some delays which were contributing factors in delaying the launch of our iWhite® and MetaTray® products. However, with the addition of new production and quality assurance management personnel we anticipate continual improvement and cost efficiency in our manufacturing processes in the coming fiscal year.
     The mouthpieces for our iWhite and MetaTray products are manufactured in China using a contract manufacturer and shipped to our facility in Belgium for insertion of the foam strips.

Research and Development
     During the year ended March 31, 2007 we continued our research and development activities to improve the quality and performance of our existing products, investigated and developed new product opportunities and worked to obtain regulatory approvals on a country by country basis of recently developed products.
     On February 10, 2006, we issued to an individual as consideration for past services performed and the release of any and all claims under prior agreements, the right to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.60 per share for a term of five (5) years pursuant to the terms and conditions of a Stock Option Agreement. The 150,000 options had been valued in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.55, a risk free interest rate of 4.5% and an expected life for the options of five years, resulting in a value of $2.41 per option granted for a total for the options of $361,500. The value of this option grant was recorded as of December 31, 2005 as a research and development expense. In November 2006, we entered into a Settlement Agreement and Release (“Settlement Agreement”) with this individual pursuant to which the prior agreement was terminated. In connection with the Settlement Agreement, we agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of our common stock in exchange for certain product rights that we elected not to pursue.
     Accordingly, research and development expenses were $341,764 for the year ended March 31, 2007 as compared to $1,153,897 for the year ended March 31, 2006.
New Product Development
     Universal Applicator. On December 12, 2005, we exercised an option to license an international patent, excluding the US market, (See Intellectual Property below) and worldwide manufacturing and distribution rights for a product which relates to a single use universal applicator for dental pastes (such as a finger brush for cleaning teeth), salves, creams, powders, liquids and other substances where manual application could be relevant. We are developing several products for distribution that would be covered by this patent.
Intellectual Property
     In October 2004, we acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to the MetaTray® kit. Pursuant to the terms of the license agreement, we were granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. We anticipate that these patents will provide protection against potential competition for the MetaTray product within the United States and we intend to pursue worldwide applications for these patents.
     We have filed two patent applications in the European Union, United States and Australia related to the GlamSmile product and four patents applications in the European Union and United States related to the MetaTray and iWhite products which are pending, including patent applications related to the foam strip technology utilized in these products.
     In September 2004, we entered into an agreement with Lident N.V. (“Lident”), a company controlled by our Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to our Chairman’s association with us. The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant. We filed to have the patent approved throughout Europe. The agreement required we advance to the inventors through Lident a fully refundable deposit of #100,000 subject to our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to us for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not determined not viable, the €100,000 deposit would be repaid in full by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident would not have profited from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to us in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. Consequently, once we exercise the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident. On December 12, 2005, we exercised the option and the patent holder agreed to revise the assignment agreement whereby we agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the #100,000 previously agreed, €25,000 of which had been paid by us in September 2005 and the remaining €25,000 to be paid upon our first shipment of a product covered by the patent. The patent is being amortized over five (5) years.
     We also have ongoing research and development efforts to improve and expand our current technology and to develop new teeth whitening products. We intend to continue to apply for patents when we believe it is in our interest to do so and as advised by patent counsel. We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. Certain of our key employees and consultants are required to enter into confidentiality and/or non-competition agreements to protect our confidential information.
     We also own the rights to registered trademarks and service marks in several foreign countries including, but not limited to, “CleverWhite,” “iWhite” and “MetaTray,” and we have filed applications to register these and other trademarks and service marks in several foreign countries.
Major Customers
     For the year ended March 31, 2007 we had two customers that accounted for 35% and 10%, respectively, of total revenues. For the year ended March 31, 2006, we had two customers whose sales were 33% of total revenues.
     For the three month period ended June 30, 2007 the Company had five customers that accounted for 32% of total revenues. For the three months ended June 30, 2006 the Company had one customer that accounted for 29.4% of total revenues.
Competition
     International markets including Europe, Asia and Latin America have followed the United States’ lead in expanding offerings in the areas of teeth whitening. Leading the way in both the professional dentist and retail segments has been United States based companies seeking to expand their distribution. Impeding these efforts has been the inability of many of these companies to fully understand the differences from both a distribution and a regulatory standpoint that apply in each of the European and Asian markets. Notwithstanding the formation of the European Union and its efforts to standardize regulatory and business practices throughout Europe, these practices in reality vary widely from country to country. In addition, unlike the United States market where pharmacies and supermarkets have become homogenized as to retail product offerings and pricings, most companies in Europe need to distinguish between the locally owned pharmacy and the supermarket chains with regard to product brands and pricing offered. As our strategy, we have not targeted our Over-The-Counter products at the supermarket channels in Europe, where our products would face price competition from United States whitening products such as Crest Whitestrips, but rather at the specialty pharmacy market that still thrives throughout Europe. As a result, we believe that our products are able to maintain higher perceived value within their target market.
     Competition in the professional dentist products comes primarily from the larger United States based competitors including Brite-Smile, Rembrandt (now a subsidiary of Gillette Company, Inc.), Discuss Dental, Inc. and Zoom. All of these companies offer light and whitening solutions to the professional dentist community. Despite our competition’s advantage with respect to size, resources and name recognition, we have continued to maintain market share in this highly competitive segment for the following reasons:
•	Better combined pricing strategy than the competition when considering net cost for whitening materials and initial cost of light.

•	Dual purpose light to maximize value of initial investment.

•	Ease of use from automated functionality of light, speed and gel application method.

•	Superior gel formulation which maximizes performance while minimizing sensitivity.

•	Home maintenance kit for improved patient satisfaction.

     In addition, we believe our MetaTray products offer dentists a highly differentiated alternative to conventional whitening treatments that will allow dentist quality results for their patients, better utilization of “chair time” for their dental practices and, as a result, higher profit margins related to the whitening segment of their business.
Regulatory Issues
     As we market dental products which are legally defined to be medical devices, we are considered to be a medical device manufacturer and as such we are subject to the regulations of, among other governmental entities, the United States Food and Drug Administration (the “FDA”) and the corresponding agencies of the states and foreign countries in which we sell our products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on our business.
     The Federal Food, Drug and Cosmetic Act (“FDC Act”) regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, pre-market notification and adherence to the Quality System Regulation (“QSR”) as well as medical device reporting, labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive pre-market approval by the FDA pursuant to a pre-market approval application (“PMA”) to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.
     Before most medical devices can be marketed in the United States, they are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a “510(k) Clearance”) or approval of a PMA. Obtaining approval of a PMA can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) Clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is “substantially equivalent” to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA. Approval of a PMA for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period prior to marketing a changed or modified version of an existing legally marketed device if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device’s approved or cleared application.
     We have received approval from the FDA to market our RemeCure CL15 dental curing lamp in the United States. We submitted our application for approval on FDA Form 510(k) on October 30, 2002 and received FDA approval for this product on January 9, 2003. None of our other products have FDA approval for marketing in the United States. We believe that our products: The MetaTray®, is a Class I medical device as defined in the Federal Code of Regulations under 21 CFR 872.6475 that is exempt from advance market notification procedures, therefore the FDA clearance or approval for the commercial distribution of this product in the US is not required. We believe that the GlamSmile, iWhite® and RemeSmile™ will not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.
     International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country. We previously relied upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries; however, during the year ended March 31, 2006 we expanded our own Research and Development personnel to enable us to provide greater assistance and play a more proactive role in obtaining local regulatory approvals, especially in Europe. We currently have an in-office regulatory affairs representative who is responsible for coordinating local and international approvals as well as our ISO:9001 and ISO:13485 (medical device).
Costs and Effects of Compliance with Environmental Laws and Regulations
     We are not in a business that involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property that could lead to liability as a landowner. Therefore, we do not anticipate that there will be any substantial costs associated with the compliance of environmental laws and regulations.
Employees
     We currently retain 23 full-time employees in Belgium. We currently have one employee, operating as a consultant, in the United States. Our subsidiary, Remedent, N.V., has an employment agreement with Mr. Philippe Van Acker, our Chief Financial Officer. Our employment agreement with Mr. Judd Hoffman was terminated in July 2006 pursuant to an Employment Severance Agreement. In the future, we will attempt to hire additional employees as needed based on our growth rate.
DESCRIPTION OF PROPERTY
     The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine-year lease commencing December 20, 2001 at a base rent of €6,838 per month ($9,140 per month at March 31, 2007). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled €3,245 ($4,207) for calendar year 2006. The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at March 31, 2007 is $400,551.
LEGAL PROCEEDINGS
     To the best knowledge of management, there are no material legal proceedings pending against the Company.
MANAGEMENT
Directors and Executive Officers
     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. Each year the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

Person	Age	Position
Guy De Vreese	52	Chairman
Robin List	36	Director, Chief Executive Officer
Philippe Van Acker	42	Chief Financial Officer
Stephen Ross	48	Director, Secretary
Roger Leddington	62	Senior VP, Head of U.S. Marketing
Fred Kolsteeg	63	Director
     Guy De Vreese, Chairman. From April 1, 2002, Mr. De Vreese has served as our Chairman of the Board. From June 2001 Mr. De Vreese has also served as President of Remedent N.V. and he has served as President of DMDS, Ltd., a European subsidiary of Dental & Medical Systems, Inc. DMDS, Ltd. developed and marketed high-tech dental equipment. In August 1996, Mr. De Vreese founded

DMD N.V., a Belgian company that was the independent European distributor for DMDS products and was its Chief Executive Officer until DMD purchased its distribution rights in April 1998. Mr. De Vreese later worked as CEO from 1996 through February 1999 for Lident, N.V., a Belgian company that merged with DMD and specialized in digital photography and developer of imaging software. Mr. De Vreese also served as a consultant providing services to DMDS, Ltd. from February 1999 to June 2001. Mr. De Vreese resides in Belgium.
     Robin List, Director, Chief Executive Officer. From April 1, 2002, Mr. List has served as our Chief Executive Officer and as a director. From April 2001, Mr. List has served a director of Remedent N.V. From January 1998 through April 2001, Mr. List was a director of New BitSnap N.V., a Belgian company. In this position Mr. List consulted for DMDS Ltd., a European subsidiary of Dental & Medical Diagnostic Systems, Inc. DMDS, Ltd. developed and marketed high-tech dental equipment. From August 1995 to January 1998, Mr. List served as commercial director for WAVE Imaging B.V., a Dutch based company that provided digital services. Mr. List resides in Belgium.
     Philippe Van Acker, Chief Financial Officer. Mr. Van Acker was appointed as our Chief Financial Officer as of March 30, 2005. From July 2001 to March 30, 2005, Mr. Van Acker has served as a director of the Company’s subsidiary, Remedent N.V. where he has also served as financial controller. From 1999 to 2001, Mr. Van Acker served as Director of Finance for DMDS, Ltd., a European subsidiary of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment. From 1992 to 1999, Mr. Van Acker held various positions with Pfizer Medical Technology Group. Mr. Van Acker resides in Belgium.
     Stephen Ross, Director, Secretary. Mr. Ross has served as our director since August 2001 and as our Secretary since April 2002. He also served as our Chief Financial Officer from August 2001 until March 2005. From February 1998 through January 2001, Mr. Ross was CFO of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment and declared bankruptcy in July 2001. Commencing in 1996 and terminating February 1998, Mr. Ross served as a senior management consultant with Kibel and Green, a corporate restructuring and management firm. Prior to working for Kibel and Green, Mr. Ross served as CFO and co-founder of a personal care company, and as tax manager with an accounting firm. Mr. Ross resides in Los Angeles, California.
     Roger Leddington, Senior Vice President and Head of U.S. Marketing. Mr. Leddington has served as our Senior Vice President and Head of U.S. Marketing since August 2007. Prior to joining the Company, since July 1995, Mr. Leddington was the founder and principal of a private consulting firm, Windermere Works, specializing in the introduction of high-tech products to the dental industry, both in the United States and internationally. From 1990 to 1995, Mr. Leddington served consecutively as marketing director, president and CEO of New Image Industries, Inc., a company involved in the development and marketing of dental computer imaging and intraoral camera systems. Mr. Leddington was also a director of New Image Industries, Inc. from 1992 to 1995. Mr. Leddington resides in Incline Village, Nevada.
     Fred Kolsteeg, Director. Mr. Kolsteeg has served as a director of the Company since April 2002. Since 1996, Mr. Kolsteeg has served as the president of WAVE Communications, a Dutch based advertising agency. Prior to founding WAVE in 1996, he founded several other advertising agencies such as ARA, Team and Team Saatchi. Mr. Kolsteeg has also worked at Phillips and Intermarco Publicis. Mr. Kolsteeg resides in Holland.
EXECUTIVE COMPENSATION
Summary Compensation
     The following table sets forth information regarding all forms of compensation received by the named executive officers during the fiscal years ended March 31, 2007 and March 31, 2006, respectively:

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation		Total
Guy De Vreese,	2007	$-0-	$-0-	$-0-	$-0-	$294,429	(1)	$294,429	(1)
Chairman, CEO of Remedent N.V.	2006	$-0-	$-0-	$-0-	$-0-	$222,000	(2)	$222,000	(2)

Robin List,	2007	$239,045	$-0-	$-0-	$-0-	$-0-		$239,045
CEO	2006	$213,000	$-0-	$-0-	$-0-	$-0-		$213,000

Philippe Van Acker,	2007	$138,573	$-0-	$-0-	$-0-	$-0-		$138,573
CFO	2006	$122,000	$-0-	$-0-	$180,000 (3)			$302,000

(1)	These amounts are consulting fees including a car allowance paid by Remedent N.V. to Lausha, N.V., a company controlled by Mr. De Vreese, pursuant to an oral consulting agreement between Lausha N.V. and Remedent N.V.

(2)	These amounts are consulting fees including a car allowance paid by Remedent N.V. to Lausha, N.V. and Lident N.V., both companies controlled by Mr. De Vreese, pursuant to an oral consulting agreement between these companies and Remedent N.V.

(3)	In March 2005, Mr. Van Acker was appointed as the Company’s Chief Financial Officer. In December, 2005, he was granted 75,000 fully vested ten year options to purchase the Company’s common stock at an exercise price of $2.46 (fair market value at date of grant) per share.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information with respect to the named executive officers concerning unexercised stock options held by them at March 31, 2007:

		Number of Securities
	Number of Securities	underlying	Exercise
	underlying Unexercised	Unexercised Options	Price per
Name	Options (Exercisable)	(Unexercisable)	Share	Expiration Date
Guy De Vreese	50,000	-0-	$1.00	28-Mar-2012
Robin List	50,000	-0-	$1.00	28-Mar-2012
Philippe Van Acker	75,000	-0-	$2.46	23-Dec-2015
Philippe Van Acker	10,000	-0-	$1.00	28-Mar-2012
     As of March 31, 2007, there were no outstanding stock awards.
Director Compensation Table
     Our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors’ meetings. However, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors.
     The following table sets forth information regarding all forms of compensation received by all non-executive directors of the Company during the fiscal year ended March 31, 2007:

Directors Fees
	Earned or Paid in	Stock	Option	All Other
Name	Cash	Awards	Awards	Compensation	Total
Stephen Ross	$-0-	$-0-	$-0-	$-0-	$-0-
Fred Kolsteeg	$-0-	$-0-	$-0-	$-0-	$-0-
Stock Option Plans
     On May 29, 2001, our Board of Directors adopted an Incentive and Nonstatutory Stock Option Plan (“2001 Plan”), reserving 250,000 shares underlying options for issuance under this stock option plan. There is a restriction that no more than 50,000 options may be granted to any one individual or entity in any one calendar year under the stock option plan.
     In February and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of our common stock, we authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This action became effective June 3, 2005.
     In addition to the equity compensation plans approved by our stockholders, we have issued options and warrants to individuals pursuant to individual compensation plans not approved by our stockholders. These options and warrants have been issued in exchange for services or goods received by us.

     The following table provides aggregate information as of March 31, 2007 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options	securities reflected
Plan Category	and right	warrants and rights	in column (a))
Equity Compensation Plans approved by security holders	433,166	$2.22	616,834

Equity Compensation Plans not approved by security holders	297,298	$1.50	NA

Total	730,464	$1.93	616,834
Employment Agreements
     Our subsidiary, Remedent, N.V., currently has employment agreements with Mr. Philippe Van Acker, our Chief Financial Officer and Mr. Roger Leddington, our Senior Vice President and Head of U.S. Marketing. Our employment agreement with Mr. Judd Hoffman was terminated in July 2006 pursuant to an Employment Severance Agreement. We do not currently have any other employment agreements with our executive officers. However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.
Long-Term Incentive Plans-Awards in Last Fiscal Year
     We do not currently have any long-term incentive plans.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of October 11, 2007. The information in this table provides the ownership information for:
a.	each person known by us to be the beneficial owner of more than 5% of our common stock;

b.	each of our directors;

c.	each of our executive officers; and

d.	our executive officers, directors and director nominees as a group.
     Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 18,596,245 shares outstanding.

		Percentage
	Shares Beneficially	Beneficially
Beneficial owner (1)	Owned	Owned
Guy De Vreese, Chairman (2) Xavier de Cocklaan 42 9831 Deurle, Belgium	5,293,580	28.37%

Robin List, CEO, Director (3) Xavier de Cocklaan 42 9831 Deurle, Belgium	782,827	4.20%

Philippe Van Acker, CFO (4) Xavier de Cocklaan 42 9831 Deurle, Belgium	85,000	*

Stephen Ross, Secretary, Director (5) 1921 Malcolm #101 Los Angeles, CA 90025	518,777	2.78%

Fred Kolsteeg (6) Managelaantje 10 3062 CV Rotterdam The Netherlands	110,000	*

All Officers and Directors as a Group (5 persons)	6,790,184	36%

		Percentage
	Shares Beneficially	Beneficially
Beneficial owner (1)	Owned	Owned
5% or Greater Shareholders

Austin W. Marxe (7) 153 East 53rd Street, 55th Floor New York, NY 10022	7,814,816	35.63%

David M. Greenhouse (7)	7,814,816	35.63%
153 East 53rd Street, 55th Floor New York, NY 10022

Paul J. Solit (8)	2,380,000	19.35%
825 Third Avenue, 33rd Floor New York, NY 10020

Jon D. Gruber (9)	1,971,200	10.14%
50 Osgood Place, Penthouse San Francisco, CA 94133

J. Patterson McBaine (10)	1,971,200	10.14%
50 Osgood Place, Penthouse San Francisco, CA 94133

*	Less than one percent

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Guy De Vreese holds 3,204,4260 shares in his own name, which such amount includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share; 79,254 shares of common stock held in the name of Lausha N.V., a Belgian company controlled by Guy De Vreese and 9,900 shares of common stock underlying warrants with an exercise price of $10.00 per share held in the name of Lausha N.V., a Belgian company controlled by Guy De Vreese; 2,000,000 shares of common stock held in the name of Lausha HK, a Hong Kong company controlled by Guy De Vreese.

(3)	Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share.

(4)	Includes 10,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share; includes 75,000 shares of common stock underlying options which vested on December 2005 and have an exercise price of $2.46 per share.

(5)	Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share and 12,500 shares of common stock underlying options which vested on April 8, 2004 and have an exercise price of $2.00 per share.

(6)	Consists of 50,000 shares of common stock held in his own name, including 5,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share, 60,000 shares of common stock held by Kolsteeg Beleggingsmaatschappij B.V., a Dutch company of which Fred Kolsteeg is the principal, including 10,000 shares of common stock underlying warrants held by Kolsteeg Beleggingsmaatschappij B.V. with an exercise price of $10.00 per share.

(7)	Consists of 3,010,667 shares of common stock of the Company held by Special Situations Private Equity Fund, L.P. (“SSF Private Equity”) and warrants to purchase 2,842,382 shares of common stock held by SSF Private Equity; 529,700 shares of common stock held by Special Situations Fund III QP, L.P. (“SSF QP”) and warrants to purchase 177,000 shares of common stock held by SSF QP; 940,067 shares of common stock held by Special Situations Cayman Fund, L.P. (“SSF Cayman”) and warrants to purchase 315,000 shares of common stock held by SSF Cayman. MGP Advisors Limited (“MGP”) is the general partner of SSF QP. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(8)	Consists of 565,820 shares of common stock of the Company held by Potomac Capital Partners LP and warrants to purchase 424,365 shares of common stock held by Potomac Capital Partners LP; 391,968 shares of common stock held by Potomac Capital International Ltd and warrants to purchase 293,976 shares of common stock held by Potomac Capital International Ltd; and 402,212 shares of common stock held by Pleiades Investment Partners-R LP (“Pleiades”) and warrants to purchase 301,659 shares of common stock held by Pleiades. Paul J. Solit has disposition and voting control for Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades.

(9)	Consists of 791,200 shares of common stock of the Company held by Lagunitas Partners LP and warrants to purchase 593,400 shares of common stock held by Lagunitas Partners LP; 181,600 shares of common stock held by Gruber & McBaine International and warrants to purchase 136,200 shares of common stock held by Gruber & McBaine International; and 153,600 shares of common stock held by the Jon D. and Linda W. Gruber Trust and warrants to purchase 115,200 shares of common stock held by the Jon D. and Linda W. Gruber Trust. Jon D. Gruber and J. Patterson McBaine share disposition and voting control for Lagunitas Partners, LP and Gruber & McBaine International. Jon D. Gruber and Linda W. Gruber have disposition and voting control for the Jon D. and Linda W. Gruber Trust.

(10)	Consists of 153,600 shares of common stock of the Company held by J. Patterson McBaine and warrants to purchase 115,200 shares of common stock held by J. Patterson McBaine; 593,400 shares of common stock held by 791,200 shares of common stock of the Company held by Lagunitas Partners LP and warrants to purchase 593,400 shares of common stock held by Lagunitas Partners LP; and 181,600 shares of common stock held by Gruber & McBaine International and warrants to purchase 136,200 shares of common stock held by Gruber & McBaine International. J. Patterson McBaine and Jon D. Gruber share disposition and voting control for Lagunitas Partners, LP and Gruber & McBaine International.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Guy De Vreese, our Chairman of the Board, is the managing director of our subsidiary, Remedent N.V. Mr. De Vreese provides his services as Remedent N.V.’s Managing Director through two companies, Lausha, N.V. and Lident N.V. Lausha, N.V. and Lident N.V. have oral consulting arrangements with Remedent N.V. that provide Mr. De Vreese’s services and are both companies controlled by Mr. De Vreese. On March 20, 2006, Lausha N.V. and Lident N.V. merged into Lausha N.V., controlled by Mr De Vreese. Lausha N.V. received a total of $281,000 as compensation for the services for the year ending March 31, 2007. Lausha N.V. and Lident N.V. received a combined total of $222,000 and $225,000 as compensation for these services for the years ending March 31, 2006 and March 31, 2005, respectively.
     In September 2004, we entered into an agreement with Lident N.V., a company controlled by Mr. De Vreese, our Chairman, to obtain an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese’s association with us. The agreement required us to advance to the inventors through Lident a fully refundable deposit of (Euro) 100,000 ($129,650) subject to our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to us for additional consideration to the inventors of (Euro) 100,000 ($129,650) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full to us by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, we accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to us in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years.
     Since the inception of IMDS, Inc. (“IMDS”) in April, 2003, IMDS, a distributor of our products, has purchased inventory valued at approximately $642,000 from us. All inventory was purchased at standard pricing. Goods sold during the years ended March 31, 2007 and March 31, 2006 totaled $476,122 and $38,494, respectively. Accounts receivable at year end with this customer totaled $392,057 and $12,008 as at March 31, 2007 and March 31, 2006, respectively. Mr. Stephen Ross, one of our directors, owns a minority interest in IMDS.
     In connection with the employment of Mr. Judd Hoffman, we issued Mr. Hoffman options to purchase 400,000 shares of our common stock at an exercise price of $4.00 in October 2005. The options were granted pursuant to our 2004 Incentive and Nonstatutory Stock Option Plan. One-third of the options are scheduled to vest on each annual anniversary of Mr. Hoffman’s employment. On July 19, 2006 the Company entered into a employment severance agreement which allows 110,666 of Mr. Hoffman’s options to vest at August 31, 2006. The balance of the option lapsed upon his termination.
     In connection with services rendered by Mr. Philippe Van Acker, on December 23, 2005, the Company granted to Mr. Van Acker 75,000 ten year options to purchase the Company’s common stock at an exercise price of $2.46, the market value of the Company’s stock on the date of grant. The options were fully vested upon issuance.
     In the fall of 2006, we opened our initial GlamSmile Lab in Ghent. As a temporary solution, the lab was integrated at the same address as the office of Evelyne Jacquemyns, a dentist in Ghent who is a related person to Guy De Vreese, our Chairman, by virtue of sharing the same household. We incurred $63,835 in cost related to the built out of the initial GlamSmile Lab. It was agreed that we could use the office of Ms Jacquemyns from time to time for demonstration purposes in relation to our GlamSmile veneers, at no cost. At current, we are in negotiations to finalize renting a larger location at the same address of the current dental practice, where the initial GlamSmile Lab will be moved. The amount of rent paid by Ms. Jacquemyns estimated to be allocated to this space, based on the percent of total square footage, is approximately $1,030 per month.

SELLING SECURITY HOLDERS
     On July 20, 2005, we completed a private placement offering of 2,520,661 Units consisting of one share of our common stock (the “Shares”) and one common stock purchase warrant (the “Warrants”) at a price of $1.50 per Unit for a total of $3,780,985 (the “Units”). The Warrants are exercisable for a period of five years and shall entitle the holder to purchase one share of common stock (the “Warrant Shares”) for $1.75 per Warrant Share. We have the right to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants after July 6, 2007 if the Shares trade on the Over-The-Counter Bulletin Board above $3.50 per share for thirty consecutive trading days provided that certain conditions are met (the “Redemption Right”). Once the Redemption Right vests, we will have the right, but not the obligation, to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants upon thirty days written notice to the holders of the Warrants.
     The following table identifies the Selling Stockholders, as of October 30, 2007, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder’s percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of their common shares. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

	Shares Beneficially		Shares to be	Shares Beneficially
	Owned Prior to Offering		Offered	Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Special Situations Private Equity Fund L.P.(1)	5,853,049	24.3%	3,501,049	2,352,000	10.97%
Lewin Investments LLC(2)	143,082	*	143,082	-0-	*
Stephen M. Walker(3)	73,376	*	73,376	-0-	*
Ponte Vedra Partners Ltd(4)	40,357	*	40,357	-0-	*
Peter A. Massaniso(5)	40,356	*	40,356	-0-	*
Pinnacle Asset Management Inc.(6)	40,357	*	40,357	-0-	*
Massaniso & Co, Inc.(7)	40,357	*	40,357	-0-	*
London Family Trust(8)	190,103	*	190,103	-0-	*
Russmir Capital Inc.(9)	41,513	*	41,513	-0-	*
Gary Cohen(10)	24,667	*	24,667	-0-	*
Edwin L. Bertolas Revocable Living Trust(11)	22,013	*	22,013	-0-	*
John Micek(12)	64,698	*	64,698	-0-	*
Peter Micek(13)	14,005	*	14,005	-0-	*
Silicon Prairie Partners, L.P(14)	70,022	*	70,022	-0-	*
Maurice J. Micek(15)	28,010	*	28,010	-0-	*

	Shares Beneficially		Shares to be	Shares Beneficially
	Owned Prior to Offering		Offered	Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
James P. Tierney(16)	44,025	*	44,025	-0-	*
Robert C. Hannah(17)	19,811	*	19,811	-0-	*
Soh Eng Yeong(18)	35,690	*	35,690	-0-	*
Richard Duane Clarkson(19)	18,344	*	18,344	-0-	*
Richard L. Clarkson TTEE, Joanne M. Clarkson TTEE U/A/O 6/13/91(20)	18,344	*	18,344	-0-	*
Lisa Gordon(21)	7,704	*	7,704	-0-	*
Steven Mintz(22)	31,811	*	31,811	-0-	*
Michel Van Gerven(23)	74,513	*	42,013	32,500	*
Joel T. Leonard Trust(24)	56,421	*	56,421	-0-	*
MDB Capital Group LLC(25)	396,686	1.65%	396,686	-0-	*
Christopher Marlett(26)	253,443	1.0%	253,443	-0-	*
Dyana Marlett(27)	28,160	*	28,160	-0-	*
Aaron Grunfeld(28)	24,729	*	24,729	-0-	*
Karen Simi(29)	33,334	*	33,334	-0-	*
Anthony Di Giandomenico(30)	1,334	*	1,334	-0-	*
Greg Bailey(31)	13,080	*	13,080	-0-	*
*Michael Williams(32)	50,000	*	50,000	-0-	*
Total:			5,420,022

*	Less than 1%

(1)	Austin W. Marxe and David M. Greenhouse share disposition and voting control over Special Situations Private Equity Fund L.P. Messrs. Marxe and Greenhouse are the principal owners of MGP Advisors Limited (“MGP”) and AWM Investment Company, Inc. (“AWM”). Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over Special Situations Private Equity Fund L.P. The total number of shares listed does not include shares and warrants held by two entities under common control; 940,067 shares of common stock and warrants to purchase 315,000 shares of common stock held by Special Situations Cayman Fund LP; and 529,700 shares of common stock and warrants to purchase 177,000 shares of common stock held by Special Situations Fund III QP LP.

(2)	Includes warrants to purchase 143,082 shares of common stock.

(3)	Includes warrants to purchase 73,376 shares of common stock.

(4)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the manager of Ponte Vedra Partners Ltd.

(5)	Includes warrants to purchase 40,356 shares of common stock. Peter A Massaniso is the manager of Ponte Vedra Partners Ltd., the President of Pinnacle Asset Management Ltd. and the President of Massaniso & Co., Inc.

(6)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the President of Pinnacle Asset Management Ltd.

(7)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the President of Massaniso & Co, Inc.

(8)	Includes warrants to purchase 183,437 shares of common stock.

(9)	Includes warrants to purchase 22,013 shares of common stock.

(10)	Includes warrants to purchase 19,000 shares of common stock.

(11)	Includes warrants to purchase 22,013 shares of common stock.

(12)	Includes warrants to purchase 36,688 shares of common stock held in the name of John Micek; 6,667 shares of common stock and warrants to purchase 7,338 shares of common stock held in the name of John Micek as custodian for Gabriel Micek, under the California Uniform Transfer to Minor Act, and 6,667 shares of common stock and warrants to purchase 7,338 shares of common stock held in the name of John Micek as custodian for Jordan Micek under the California Uniform Transfer to Minor Act.

(13)	Includes warrants to purchase 7,338 shares of common stock.

(14)	Includes warrants to purchase 36,688 shares of common stock. John Micek is the Managing Partner of Silicon Prairie Partners, L.P. and has dispositive control.

(15)	Includes warrants to purchase 14,676 shares of common stock.

(16)	Includes warrants to purchase 44,025 shares of common stock.

(17)	Includes warrants to purchase 19,811 shares of common stock.

(18)	Includes warrants to purchase 18,700 shares of common stock.

(19)	Includes warrants to purchase 18,344 shares of common stock.

(20)	Includes warrants to purchase 18,344 shares of common stock.

(21)	Includes warrants to purchase 7,704 shares of common stock.

(22)	Includes warrants to purchase 19,811 shares of common stock.

(23)	Includes warrants to purchase 22,013 shares of common stock.

(24)	Includes warrants to purchase 37,421 shares of common stock.

(25)	Includes warrants to purchase 396,686 shares of common stock. Mr. Christopher Marlett is a principal of MDB Capital Group LLC, and has dispositive control.

(26)	Includes warrants to purchase 253,443 shares of common stock. Mr. Christopher Marlett is a principal of MDB Capital Group LLC, and has dispositive control. Excludes ownership disclosed in (25).

(27)	Includes warrants to purchase 28,160 shares of common stock.

(28)	Includes warrants to purchase 24,729 shares of common stock.

(29)	Includes warrants to purchase 33,334 shares of common stock.

(30)	Includes warrants to purchase 1,334 shares of common stock.

(31)	Includes warrants to purchase 13,080 shares of common stock.

(32)	Includes warrants to purchase 50,000 shares of common stock.
PLAN OF DISTRIBUTION
     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
     – ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     – block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     – purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     – an exchange distribution in accordance with the rules of the applicable exchange;
     – privately negotiated transactions;
     – short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
     – through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
     – broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and
     – a combination of any such methods of sale.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3)

or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF SECURITIES
     We are authorized by our Amended and Restated Articles of Incorporation to issue 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. As of October 30, 2007, there were 18,596,245 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.
     In connection with the Company’s private placement in June 2007 of $7,000,000, (the “Private Offering”) we issued warrants to purchase up to 4,200,000 shares of common stock at an exercise price of $1.55 per share (the “Warrants”). Under the terms of the Private Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share. The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the shares and Warrant Shares, based upon the closing bid price for the shares for each trading day (the “Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.
     On June 3, 2005, we effected a one-for-twenty reverse stock split. In connection therewith, we did not issue any fractional shares of our common stock. Instead, all shares of our common stock held by a stockholder were aggregated into a single certificate and, on June 3, 2005, we issued scrip for any fractional shares resulting from the reverse stock split. As of June 3, 2006, all fractional shares represented by scrip were void and all holders of scrip have no rights thereunder.
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.
     The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate our rights and the rights of our stockholders (through stockholder’s derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate our rights or any stockholder’s rights to seek equitable relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Amended and Restated Bylaws authorizes us to indemnify our directors and officers in cases where our officer or director acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
LEGAL MATTERS
     The validity of the shares of common stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

EXPERTS
     PKF bedrijfsrevisoren, independent registered public accounting firm, audited our consolidated financial statements as of and for the years ended March 31, 2007 and March 31, 2006. We have included our financial statements in this Prospectus and elsewhere in the registration statement in reliance on PKF bedrijfsrevisoren reports given on their authority as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., located at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, with the same mailing address and telephone number (801) 272-9294.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

REMEDENT, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2007 AND FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

Bedrijfsrevisoren	PKF
Business advisers
INDEPENDENT AUDITORS’ REPORT
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
To the Board of Directors and Stockholders of Remedent, Inc.:
We have audited the accompanying consolidated balance sheets of Remedent, Inc. as of March 31, 2007 and March 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive loss for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2007 and March 31, 2006 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.
Antwerp – Belgium, 12 July 2007
PKF bedrijfsrevisoren
Statutory Auditors
Represented by
/s/ Ria Verheyen
Registered Auditor
Tel +32 (0)3 235 66 66 / Fax +32 (0)3 235 22 22 / antwerpen@pkf.be / www.pkf.be
PKF bedrijfsrevisoren CVBA / burgerlijke vennootschap met handelsvorm
Potvlietlaan 6 / 2600 Antwerpen / BTW BE 0439 814 826 / RPR Antwerpen
The PKF International Association is an association of legally independent firms.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2007	March 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$126,966	$332,145
Cash, restricted	—	70,762
Accounts receivable, net of allowance for doubtful accounts of $79,996 at March 31, 2007 and $74,133 at March 31, 2006	1,724,121	2,370,846
Inventories, net	1,132,941	1,470,553
Prepaid expense	668,421	335,111

Total current assets	3,652,449	4,579,417

PROPERTY AND EQUIPMENT, NET	589,623	317,361
OTHER ASSETS
Patents, net	135,894	166,166

	135,894	166,166

TOTAL ASSETS	$4,377,966	$5,062,944

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion, long term debt	$43,499	$12,641
Line of Credit	1,530,276	605,200
Notes payable	11,282	31,282
Accounts payable	1,441,502	1,632,449
Accrued liabilities	412,435	601,042
Due to related parties	50,536	58,958
Income taxes payable	—	103,001

Total current liabilities	3,489,530	3,044,573

LONG TERM DEBT	152,343	60,998

STOCKHOLDERS’ DEFICIT:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 12,996,245 shares issued and outstanding at March 31, 2007 and 12,764,112 shares issued and outstanding at March 31, 2006)	12,996	12,764
Additional paid-in capital	11,904,000	11,624,234
Accumulated deficit	(11,147,600)	(9,651,551)
Common stock subscribed, not issued	—	200
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(33,303)	(28,274)

Total stockholders’ equity (deficit)	736,093	1,957,373

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,377,966	$5,062,944

COMMITMENTS (Note 20)
SUBSEQUENT EVENT (Note 21)
The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	March 31,
	2007	2006

Net sales	$6,676,365	$7,393,948
Cost of sales	3,342,716	3,812,463

Gross profit	3,333,649	3,581,485

Operating Expenses
Research and development	341,764	1,153,897
Sales and marketing	888,810	1,202,145
General and administrative	3,288,723	4,235,292
Non cash restructuring expense	—	764,151
Depreciation and amortization	209,340	107,222

TOTAL OPERATING EXPENSES	4,728,637	7,462,707

INCOME (LOSS) FROM OPERATIONS	(1,394,988)	(3,881,222)

OTHER INCOME (EXPENSES)
Interest expense	(176,344)	(24,195)
Non cash interest expense	—	(100,000)
Other income	75,283	49,427

TOTAL OTHER INCOME (EXPENSES)	(101,061)	(74,768)

INCOME (LOSS) BEFORE INCOME TAXES	(1,496,049)	(3,955,990)
Income tax (expense) benefit	—	68,688

NET LOSS	$(1,496,049)	$(3,887,302)

LOSS PER SHARE
Basic and fully diluted	$(0.12)	$(0.35)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	12,971,795	11,122,754

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

			Additional		Common
			Paid in	Accumulated	Stock	Treasury
	Shares	Amount	Capital	Deficit	Subscribed	Stock	Other	Total
		$	$	$	$	$	$	$

Balance, March 31, 2005	2,176,225	2,176	5,427,289	(5,764,249)	—	—	60,874	(273,910)
Common stock issued for 78% equity interest in Remedent NV	7,715,703	7,716	1,170,876	—	—	—	—	1,178,592
Common Stock issued to MDB Capital for conversion of $100,000 note payable including $10,000 accrued interest and $100,000 non cash interest as a result of stock valuation	197,839	198	209,802	—	—	—	—	210,000
Common Stock issued to MDB Capital for consulting fees	247,298	247	395,430	—	—	—	—	395,677
Warrants issued to MDB Capital for consulting fees		—	368,474	—	—	—		368,474
Common stock issued by private placement	2,520,661	2,521	3,197,560	—	—	—		3,200,081
Common stock to be issued for development services	—	—	519,800	—	200			520,000
Stock options issued for development services	—	—	361,500	—	—			361,500
Value of stock options issued to employees		—	113,709	—	—			113,709
Treasury stock received as repayment of related party loan	—	—	—	—	—	(140,300)	—	(140,300)
Treasury stock retired and cancelled	(93,533)	(94)	(140,206)	—	—	140,300		—
Common stock fractional shares cancelled in reverse split	(81)	—	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	(89,148)	(89,148)
Net loss	—	—	—	(3,887,302)	—	—	—	(3,887,302)

Balance, March 31, 2006	12,764,112	12,764	11,624,234	(9,651,551)	200	—	(28,274)	1,957,373

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

			Additional
			Paid in	Accumulated	Common Stock	Treasury
	Shares	Amount	Capital	Deficit	Subscribed	Stock	Other	Total
		$	$	$	$	$	$	$
Balance, March 31, 2006, carried forward	12,764,112	12,764	11,624,234	(9,651,551)	200	—	(28,274)	1,957,373
Common stock issued for development services			200,000	200	—	—	(200)	—
Common stock issued on conversion of convertible debentures	32,133	32	57,807	—	—	—	—	57,839
Value of stock options issued to employees	—	—	221,959	—	—	—	—	221,959
Cumulative translation adjustment	—	—	—	—	—	—	(5,029)	(5,029)
Net loss	—	—	—	(1,496,049)	—	—	—	(1,496,049)

Balance, March 31, 2007	12,996,245	12,996	11,904,000	(11,147,600)	—	—	(33,303)	736,094

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,496,049)	$(3,887,302)
Adjustments to reconcile net income (loss) to net cash used by operating activities Depreciation and amortization	209,340	105,807
Inventory reserve	—	(23,997)
Allowance for doubtful accounts	(1,813)	(729)
Common Stock issued to MDB Capital for non- cash interest on conversion of $100,000 note payable	—	100,000
Common Stock issued to MDB Capital for consulting fees	—	395,677
Warrants issued to MDB Capital for consulting fees	—	368,474
Stock issued upon conversion of convertible debentures	25,706	—
Common stock to be issued for development services	—	520,000
Stock options issued for development services	—	361,500
Value of issued stock options to employees	221,959	113,709
Changes in operating assets and liabilities:
Accounts receivable	870,014	(972,084)
Due from related party	—	4,159
Inventories	476,814	(917,006)
Prepaid expenses	(297,844)	(155,188)
Accounts payable	(336,606)	791,888
Accrued liabilities	(220,360)	261,969
Deferred revenue	—	(17,457)
Income taxes payable	(110,468)	(62,875)

Net cash used by operating activities	(659,307)	(3,013,455)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash	70,762	(70,762)
Decrease (increase) in other current assets	—	119,983
Purchase of patent rights	—	(117,871)
Purchases of equipment	(385,866)	(276,324)

Net cash used by investing activities	(315,104)	(344,974)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placement	—	3,200,081
Proceeds from capital lease note payable	151,402	—
Principal payments on capital lease note payable	(40,171)	—
Note payments — related parties	(8,422)	—
Note payments-unrelated parties	—	(150,883)
Proceeds from (repayments of) line of credit	837,180	599,913

Net cash provided by financing activities	939,988	3,649,111

NET (DECREASE) INCREASE IN CASH	(34,423)	290,682
Effect of exchange rate changes on cash and cash equivalents	(170,756)	1,021
CASH AND CASH EQUIVALENTS, BEGINNING	332,145	40,442

CASH AND CASH EQUIVALENTS, ENDING	$126,966	$332,145

Supplemental Information:
Interest paid	$111,493	$23,527

Income taxes paid	$0	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL NON-CASH INVESTING
AND FINANCING ACTIVITIES:
(a) On June 3, 2005, the Company issued 7,715,703 shares of its common stock in exchange for 78% of the stock of Remedent N.V., a commonly controlled subsidiary and the $1,178,592 minority interest associated with this 78% interest as of the closing of the transaction was recorded by the Company as additional paid in capital ($1,170,876) and common stock ($7,716). (Refer to Note 3 for other non-cash activities).
(b) On June 3, 2005 a $100,000 note payable issued by the Company on March 23, 2004 the Christopher T. Marlett Living Trust (“Marlett Note”) converted to 197,839 shares of common stock pursuant to its terms which required automatic conversion contingent upon successful completion of the Company’s corporate restructuring. The Company recognized the value of the beneficial conversion feature of the Marlett Note equal to the difference between the effective conversion price, $0.57 per share, and the fair market value of the Company’s common stock as of the date of the Marlett Note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the Marlett Note. Accordingly, the Company recorded $100,000 in additional non-cash interest expense as of June 3, 2005.
(c) Effective July 13, 2005, the Company’s Board of Directors approved the repayment of a €115,000 advance to Dental Marketing Development N.V. (“DMD”), a company owned and operated by Guy De Vreese which later merged with Lident N.V., another company controlled by Mr. De Vreese, in exchange for 93,533 shares of the Company’s common stock held by Lident valued at $1.50 per share based upon a principal amount of €115,000 and a conversion rate of $1.22 to the Euro. The 93,533 shares of common stock received have been cancelled and were available for reissue as of March 31, 2006.
(d) On July 31, 2006, the Company issued 32,133 shares of its common stock in exchange for $20,000 in convertible debentures and accrued interest of $12,133. The difference between the conversion price of $1.00 per share and the market value of the common stock exchanged valued at $1.80 per share totaled $25,706 and was charged to interest expense.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended
	March 31,
	2007	2006
Net Loss	$(1,496,049)	$(3,887,302)

OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment	(5,029)	(89,148)

Comprehensive loss	$(1,501,078)	$(3,976,450)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	BACKGROUND AND ORGANIZATION

The Company is a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” tooth whitening products which are distributed in Europe, and recently in Asia and the United States. The Company manufactures many of its products in its facility in Deurle, Belgium as well as outsourced manufacturing in China. The Company distributes its products using both its own internal sales force and through the use of third party distributors.

The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its three subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc. and Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore (collectively, the “Company”). Remedent, Inc. is a holding company with headquarters in Deurle, Belgium and, as of October 2005, offices in Los Angeles, California. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception. Remedent Asia Pte. Ltd., commenced operations as of July 2005. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

The Company was originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc. In October 1998, the Company was acquired by Resort World Enterprises, Inc., a Nevada corporation (“RWE”) in a share exchange and RWE immediately changed its name to Remedent USA, Inc. The share exchange was a “reverse acquisition” and accounted for as if the Company acquired RWE and then recapitalized its capital structure. On July 1, 2001, the Company formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc., Remedent Professional, Inc. and Remedent N.V. (a Belgium corporation). Remedent Professional, Inc. and Remedent Professional Holdings, Inc. are both wholly-owned subsidiaries and have been inactive since inception. In June 2005, the Company formed Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore. In October, 2005, the Company established a sales office in Los Angeles, California in order to introduce its products to the United States market.

During the quarter ended March 31, 2002, through the Company’s Belgium based subsidiary, Remedent N.V., the Company initiated its entrance into the high technology dental equipment market. Since that time, the majority of the Company’s operations have been conducted through its subsidiary, Remedent N.V. For the last five fiscal years, substantially all of the Company’s revenue has been generated by Remedent N.V., which has become a provider of cosmetic dentistry products, including a full line of professional dental and retail “over-the-counter” tooth whitening products in Europe. Because the controlling stockholders of Remedent N.V. consisted of the Company’s executive officers or companies owned by these executive officers, the Company has always had effective “control” over Remedent N.V., as defined by APB 51 “Consolidated Financial Statements,” even though it owned only twenty two percent (22%) of this subsidiary.

On June 3, 2005, the Company consummated the acquisition of the remaining 78% of Remedent N.V., and issued 7,715,703 shares of the Company’s common stock in exchange for the 78% of the common stock of Remedent N.V. not owned by the Company. As a result of this acquisition, Remedent N.V. is now our wholly-owned subsidiary.

In addition, on June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from “Remedent USA, Inc.” to “Remedent, Inc.” (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a one-for-twenty reverse stock split (collectively, the “Amendments”). The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the reverse split and authorization of 10,000,000 shares of Preferred Stock.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from “Remedent USA, Inc.” to “Remedent, Inc.” (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a 1 for 20 reverse stock split (collectively, the “Amendments”). The Amendments were disclosed in an Information Statement on Schedule 14 (c) mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005. The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the reverse split and authorization of 10,000,000 shares of Preferred Stock.

Principles of Consolidation

All inter-company balances and transactions have been eliminated in consolidation. Corporate administrative costs are not allocated to subsidiaries.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of patents and property and equipment. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of March 31, 2007, management believes there was no impairment of the Company’s long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances. The results form the basis for making judgments about the carrying vales of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash or cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Inventories

The Company purchases certain of its products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.

The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory reserves for obsolescence totaled $13,366 at March 31, 2007 and $12,104 at March 31, 2006.

Prepaid Expense

The Company’s prepaid expense consists of prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union (“EU”). This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border. Prepaid expenses also include VAT payments made for goods and services in excess of VAT payments received from the sale of products as well as amounts for other prepaid operating expenses.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

Tooling	3 Years
Furniture and fixtures	4 Years
Machinery and Equipment	4 Years
Patents

Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives.

Research and Development Costs

The Company expenses research and development costs as incurred.

Advertising

Costs incurred for producing and communicating advertising are expensed when incurred and included in sales and marketing and general and administrative expenses. For the years ended March 31, 2007 and 2006, advertising expense was $350,793 and $581,047, respectively.

Income taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred taxes are recognized for temporary differences in the bases of assets and liabilities for financial statement and income tax reporting as well as for operating losses and credit carry forwards. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Warranties

The Company typically warrants its products against defects in material and workmanship for a period of 18 months from shipment. Based upon historical trends and warranties provided by the Company’s suppliers and sub-contractors, the Company has made a provision for warranty costs of $20,049 and $18,156 as of March 31, 2007 and March 31, 2006, respectively.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.

Computation of Earnings (Loss) per Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.

Conversion of Foreign Currencies

The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency for the Company’s European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The Company translates foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities of companies whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders’ deficit.

Comprehensive Income (Loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company’s only component of other comprehensive income is the accumulated foreign currency translation consisting of losses of $(5,029) and $(89,148) for the years ended March 31, 2007 and 2006, respectively. These amounts have been recorded as a separate component of stockholders’ deficit.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally resulted in no employee stock option expense. The Company adopted SFAS No. 123R on January 1, 2006 and does not plan to restate financial statements for prior periods. The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R has a material impact on the Company’s results of operations. For the year ended March 31, 2007, equity compensation in the form of stock options and grants of restricted stock totaled $221,959.

Impact of New Accounting Standards

In February 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets.” This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any derivative instruments or participate in any hedging activities, and therefore the adoption of SFAS No. 155 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”. This Statement requires recognition of servicing a financial asset by entering into a servicing contract in certain situations. This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any servicing asset or liability, and therefore the adoption of SFAS No. 156 is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109 and provides guidance on recognizing, measuring, presenting and disclosing in the financial statements tax positions that a company has taken or expected to take on a tax return. FIN 48 is effective for the Company as of April 1, 2007. The Company is currently evaluating the impact that the adoption of FIN 48 will have on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is the fiscal year beginning April 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The implementation of SFAS No. 158 did not have any impact on the Company’s financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The implementation of SAB No. 108 did not have any impact on the Company’s financial position and results of operations.

3.	CORPORATE RESTRUCTURING – 2006

Action by Unanimous Written Consent

In February 2005 and December 2004, in an action taken by written consent of the holders of a majority of the issued and outstanding shares of the Company’s common stock, and without a meeting pursuant to Section 78.320 of the Nevada Revised Statute (the “Written Consent”), the Company: (i) increased the number of authorized shares to 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) implemented a one-for-twenty reverse stock split with consideration for fractional shares to be issued in the form of scrip, and (iii) changed the name of the Company from “Remedent USA, Inc.” to “Remedent, Inc.” The Written Consent also authorized acquisition of the remaining 78% of the Company’s subsidiary, Remedent N.V., that the Company did not own from Messrs. Guy De Vreese and Robin List, the Chairman and Chief Executive Officer respectively, through the issuance of shares of the Company’s common stock equal to 78% of the Company’s issued and outstanding shares following the completion of the transaction. Lastly, the Written Consent authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan, following the implementation of the reverse stock split (so as not to be affected by the reverse stock split), reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. These actions were disclosed in an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005.

On June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Amended and Restated Articles of Incorporation (i) changed the name of the Company from “Remedent USA, Inc.” to “Remedent, Inc.” (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a 1 for 20 reverse stock split (collectively, the “Amendments”).

Acquisition of Minority Interest

Also on June 3, 2005 the Company entered into an agreement (“Exchange Agreement”) with Remedent N.V. the Company’s Belgium based consolidated subsidiary, Lausha N.V., a Belgian company that is controlled by Guy De Vreese who is Chairman of the Company (“Lausha”); and Robin List, a director and the Chief Executive Officer of the Company (“Mr. List”). Mr. List and Lausha are collectively referred to as the “Exchanging Stockholders.” Prior to the exchange contemplated by the Exchange Agreement, the Company owned 2,200 shares of Remedent N.V. representing a twenty two percent (22%) ownership interest in Remedent N.V. and the Exchanging Stockholders collectively owned 7,800 shares of Remedent N.V. representing a seventy-eight percent (78%) ownership interest of Remedent N.V. Under the terms of the Exchange Agreement, the Company agreed to issue 7,715,703 of its restricted common stock (representing a 78% ownership interest in the Company) giving effect to a one for twenty reverse stock split (the “Reverse Stock Split”), in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders (the “Acquisition”). The number of shares to be issued, as a percentage of the Company’s outstanding shares, in consideration for the Acquisition of the seventy eight percent (78%) of the shares of Remedent N.V. was based on an evaluation by MDB Capital Group, LLC (“MDB”), a NASD registered broker dealer retained by the Company to render advice with regard to the Company’s restructuring. MDB concluded that the Company’s twenty two percent (22%) interest in Remedent N.V. was the Company’s only asset and therefore, as consideration for their seventy eight percent (78%) interest in Remedent N.V., the Exchanging Stockholders should receive an equal percentage ownership interest in the Company, therefore preserving the existing proportional indirect ownership interests in Remedent N.V. of both the Exchanging Stockholders and the existing Company stockholders.
The Company consummated the Acquisition of Remedent N.V. as contemplated by the Exchange Agreement on June 3, 2005. In connection with the Acquisition, the Company issued 7,715,703 shares of its restricted common stock to the Exchanging Stockholders in exchange for all of the issued and outstanding shares of Remedent N.V. owned by the Exchanging Stockholders. As a result of the Acquisition, Remedent N.V. is a wholly owned subsidiary of the Company. Since the Exchanging Stockholders of Remedent N.V. are officers, directors and shareholders of the Company, the Company has determined that it has “control” of Remedent N.V., as defined by APB 51 “Consolidated Financial Statements”. Accordingly, the Acquisition was recorded at predecessor basis and all assets and liabilities have been presented at historical amounts.
Conversion of Note Payable
Upon successful completion of the foregoing transactions, on June 3, 2005 a $100,000 note payable issued by the Company on March 23, 2004 to Christopher Marlett (“Marlett Note”) converted to 197,839 shares of common stock pursuant to its terms which required automatic conversion contingent upon successful completion of any corporate restructuring in an amount equal to two percent (2.0%) of the outstanding shares of the Company at the completion of such restructuring. As of June 3, 2005, accrued interest on the Marlett Note was $11,173, resulting in an effective conversion price of $0.57 per share. In accordance with Emerging Issues Task Force (“EITF”) consensus on Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the beneficial conversion feature equal to the difference between the effective conversion price, $0.57 per share, and the fair market value of the Company’s common stock as of the date of the Marlett Note was issued ($1.60 per share as of March 23, 2004) as additional interest expense as of the date of the conversion, not to exceed the amount of the proceeds received from the Marlett Note. Accordingly, the Company recorded $100,000 in additional non-cash interest expense as of June 3, 2005.
Non-cash Fees for Financial Advisory Services
Also upon completion of the foregoing transactions, MDB, for financial advisory services rendered to the Company in connection with the Company’s corporate restructuring, was entitled to receive shares of the Company’s common stock equal to 2.5% the issued and outstanding shares as of June 3, 2005 restructuring and five year common stock purchase warrants equal to another 2.5% of the Company’s outstanding shares as of June 3, 2005 that will be exercisable beginning sixty (60) days after June 3, 2005 with an exercise price of $1.20 per share. Accordingly, as of June 3, 2005, the Company was obligated to issue to MDB or its designee, 247,298 shares of the Company’s common stock and 247,298 five year common stock purchase warrants. The market value of the Company’s common stock on June 3, 2005 was $1.60 per share, resulting in a value attributable to the stock issued to MDB of $395,677. The value of the warrants, determined in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.52, a risk free interest rate of 6.0% and an expected life for the warrants of five years, is $1.49 per warrant, for a total for the warrants of $368,474. Accordingly the Company recognized a non-cash restructuring expense as of June 3, 2005 of $764,151.
4.	PRIVATE PLACEMENT

On July 20, 2005 the Company completed a private placement of 2,520,661 Units for an aggregate offering price of $3,780,985 (the “Offering”). Each Unit consists of one share of restricted Common Stock (the “Shares”) and one Common Stock Purchase Warrant (the “Warrants”) at a price of $1.50 per Unit. The Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted Common Stock (the “Warrant Shares”) for $1.75 per Warrant Share. The Company also has the right to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants if the Shares trade on the Over the Counter Bulletin Board or similar market above $3.50 per share for 30 consecutive trading days based upon the closing bid price for the Shares for each trading day (the “Redemption Right”), provided, however, that the Warrant Shares have been registered with the Securities and Exchange Commission (the “SEC”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.01 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the subscription agreement/purchase agreement and the registration rights agreement, the Company was required to prepare and file with the SEC a registration statement covering the resale of the Shares and the Warrant Shares. The Company has filed such registration statement and it was declared effective by the SEC during October 2005.

The Company engaged MDB Capital Group, LLC, as its exclusive agent to offer the Units (the “Placement Agent”). The Placement Agent earned a fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units, which totaled $378,099, together with a five year warrant to purchase up to 252,067 of the Units sold in the Offering at an exercise price of $1.50 per Unit. In addition, the Company incurred a total of $200,283 in professional fees and costs associated with this offering which were offset against the proceeds attributable to additional paid in capital.

The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

5.	CONCENTRATION OF RISK

Financial Instruments — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base and their dispersion across different geographic areas. At March 31, 2007 two customers accounted for 35% and 10% of the Company’s trade accounts receivable. At March 31, 2006, two customers accounted for 20% and 13% of the Company’s trade accounts receivable. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

Purchases — The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company’s operations. For the year ended March 31, 2007, the Company had one supplier who accounted for 38% of gross purchases and four other suppliers who accounted for between 10% and 20% of gross purchases each. For the year ended March 31, 2006, the Company had one supplier who accounted for 28% of gross purchases.

Revenues — For the year ended March 31, 2007 the Company had two customers that accounted for 35% and 10%, respectively, of total revenues. For the year ended March 31, 2006 the Company had two customers that accounted for 20% and 13% respectively, of total revenues.

6.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company’s accounts receivable at year end were as follows:

	March 31, 2007	March 31, 2006

Accounts receivable, gross	$1,804,117	$2,444,979
Less: allowance for doubtful accounts	(79,996)	(74,133)

Accounts receivable, net	$1,724,121	$2,370,846

7.	INVENTORIES

Inventories at year end are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following:

	March 31, 2007	March 31, 2006

Raw materials	$30,579	$30,538
Components	786,728	1,102,231
Finished goods	329,000	349,888

	1,146,307	1,482,657
Less: reserve for obsolescence	(13,366)	(12,104)

Net inventory	$1,132,941	$1,470,553

8.	PREPAID EXPENSES

Prepaid expenses are summarized as follows:

	March 31, 2007	March 31, 2006

Prepaid materials and components	$394,598	$72,106
Prepaid Belgium income taxes	66,830	60,520
Prepaid consulting	66,830	—
VAT payments in excess of VAT receipts	47,260	92,181
Royalties	33,415	30,260
Prepaid trade show expenses	6,523	25,325
Legal	—	16,159
Prepaid rent	7,054	20,712
Other	45,911	17,848

	$668,421	$335,111

9.	PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	March 31, 2007	March 31, 2006

Furniture and Fixtures	$137,560	$94,368
Machinery and Equipment	559,422	167,764
Tooling	188,450	175,950

	885,432	438,082
Accumulated depreciation	(295,809)	(120,721)

Property & equipment, net	$589,623	$317,361

10.	LICENSED PATENTS

Teeth Whitening Patents

In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently being marketed by the Company. Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. The Company is amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $16,250 of accumulated amortization for this patent as of March 31, 2007. The Company accrues this royalty when it becomes payable to the inventory therefore no provision has been made for this obligation as of March 31, 2007.

Universal Applicator Patent

In September 2004, the Company entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company. The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant. The Company has filed to have the patent approved throughout Europe. The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the Company’s due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to the Company for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident. The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident would not have profited from the exercise of the option. Furthermore, at a meeting of the Company’s Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to the Company in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. Consequently, when the Company exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years and accordingly, the Company has recorded $31,696 of accumulated amortization for this patent as of March 31, 2007.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years.

11.	LINE OF CREDIT

On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of March 31, 2007 and March 31, 2006, Remedent N.V. had, in the aggregate, $1,530,276 and $605,200 advances outstanding, respectively, under this mixed-use line of credit facility.

12.	NOTES PAYABLE

	March 31, 2007	March 31, 2006

Convertible Debentures:
Maturity Dates: September 1, 2001 thru February 8, 2002 Interest rate: 10% per annum Debentures are unsecured Convertible at 30% of the average trading price (average of bid and ask) for the 30 days immediately prior to the maturity date (1) Unpaid principal balance	$—	$20,000

Union Bank Debt:
Maturity Dates: April 26, 2005 Interest rate: 7.5% per annum Security: All of the assets of the company Unpaid principal balance	11,282	11,282

Total notes payable	$11,282	$31,282

(1)	The remaining outstanding debentures of $20,000 plus $12,133 in accrued interest were converted to 32,133 shares of common stock as of July 2006. The Company valued the common stock at the market price of $1.80 per share on the date of conversion and charged interest expense for $25,706 for the difference between the amount of the debt converted and the market value of the common stock issued upon conversion.

13.	LONG TERM DEBT

On June 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling €70,296 (US $85,231). On October 24, 2006, the Company entered into another five year capital lease agreement for additional manufacturing equipment totaling €123,367 (US $157,503). The leases require monthly payments of principal and interest at 7.43% of €1,258 (US$1,681 at March 31, 2007) for the first two leases and 9.72% of €2,256 (US$ 3,015 at March 31, 2007) and provide for buyouts at the conclusion of the five year term of €2,820 (US$3,769) or 4.0% of original value for the first two contracts and €4,933 (US $ 6,593) or 4.0 % of the original value for the second contract. The book value as of March 31, 2007 and March 31, 2006 of the equipment subject to the foregoing leases are $198,225 and $73,411, respectively.

14.	DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Balances due to related parties consist of the following:

	March 31, 2007	March 31, 2006

Demand loan from a former officer and major stockholder	$50,536	$58,958

	$50,536	$58,958

Borrowings from employees and entities controlled by officers of the Company are, unsecured, non-interest bearing, and due on demand.
Transactions with related parties consisted of the following:
Compensation:
During the years ended March 31, 2007 and 2006 respectively, the Company incurred $748,580 and $708,000 respectively, as compensation for all directors and officers.
Sales Transactions:
One of the Company’s directors owns a minority interest in a client company, IMDS Inc., to which goods were sold during the years ended March 31, 2007 and 2006 totaling $476,122 and $38,494 respectively. Accounts receivable at year end with this customer totaled $392,057 and $12,008 as at March 31, 2007 and 2006 respectively.
All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers. Other related party transactions are disclosed in Supplemental Non-Cash Investing and Financing Activities, clause (e), and Note 17.
15.	ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

	March 31, 2007	March 31, 2006

Accrued employee benefit taxes	$260,676	$227,369
Royalties	—	100,000
Commissions	2,834	80,366
Accrued audit and tax preparation fees	27,282	23,500
Reserve for warranty costs	20,049	18,156
Accrued interest	6,180	15,584
Accrued consulting fees	2,528	9,021
Other accrued expenses	92,886	127,046

	$412,435	$601,042

16.	INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The domestic and foreign (“Belgium” and “Singapore”) components of income (loss) before income taxes and minority interest were comprised of the following:

	March 31, 2007	March 31, 2006
Domestic	$(1,627,604)	$(3,190,901)
Foreign	131,555	(765,089)

	$(1,496,049)	$(3,955,990)

The Company’s domestic and foreign components of deferred income taxes are as follows:

	March 31, 2007	March 31, 2006
Domestic — Net operating loss carryforward	$3,025,488	$2,533,512
Foreign — Net operating loss carryforward	202,731	244,828

Total	3,228,219	2,778,341
Valuation allowance	(3,228,219)	(2,778,341)

Net deferred tax assets	$—	$—

The principal reasons for the difference between the income tax (benefit) and the amounts computed by applying the statutory income tax rates to the income (loss) for the year ended March 31, 2007 and March 31, 2006 are as follows:

	March 31, 2007	March 31, 2006
Domestic
Pre tax income	$(1,627,604)	$(3,190,901)
Statutory tax rate	35%	35%

Tax benefit based upon statutory rate	(569,661)	(1,116,815)
Increase in valuation allowance	569,661	1,116,815

Net domestic income tax (benefit)	—	—

Foreign
Pre tax income (loss)	135,101	(765,089)
Statutory tax rate	32%	32%
Tax expense (benefit) based upon statutory rate	43,232	(244,828)
Permanent differences	(43,232)	176,140
Net operating loss	—	—

Net foreign income tax (benefit)	—	(68,688)

Total Income tax (benefit )	$—	$(68,688)

17.	EQUITY COMPENSATION PLANS

The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the “2001 Plan”) and adopted it on May 29, 2001. The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. Vesting terms of the options range from immediately to five years.

Pursuant to an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan (“2004 Plan”) reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This plan became effective as of June 3, 2005 after the Company had completed a one for twenty reverse split.

On October 12, 2005, the Company entered into an Employment Agreement with an individual to render full-time employment to the Company as for an initial term of three (3) years whose duties include managing worldwide sales for the Company. The agreement automatically renews for an additional one (1) year period at the end of each then existing term, unless one party gives to the other written notice to terminate. The agreement provides for an annual salary of $275,000 and quarterly bonuses in the amount of $25,000, subject to certain conditions. The agreement also granted 400,000 options under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan (the “Stock Plan”). The options were priced at $4.00. The options vest one third each on the last day of the first, second and third years of employment. These options have a term of eight (8) years from the date of grant and are subject to other standard terms and conditions under the Stock Plan and contain standard anti-dilution language and a provision for cashless exercise. The market value of the foregoing option grant based upon the Black-Scholes option pricing model utilizing a market price on the date of grant of $3.50 per share, an annualized volatility of 155%, a risk free interest rate of 4.5% and an expected life of eight years is $3.41 per option granted, for a total value of approximately $1,364,490.

On December 23, 2005, the Company granted to its Chief Financial Officer 75,000 ten year options to purchase the Company’s common stock at an exercise price of $2.46, the market value of the Company’s stock on the date of grant. The options were fully vested upon issue. The value of the foregoing option grants based upon the Black-Scholes option pricing model utilizing a market price on the date of grant of $2.46 per share, an annualized volatility of 155%, a risk free interest rate of 4.5% and an expected life of eight years is $2.40 per option granted, for a total value of approximately $180,000.

On October 1, 2006, the Company granted to a marketing consultant 25,000 options to purchase the Company’s common stock at a price of $1.80 per share. These options vested immediately upon grant and are exercisable for a period of five years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 91.58%; risk free interest rate of 5% and an average life of 5 years resulting in a value of $1.298 per option granted.

On June 14, 2006, pursuant to an S-8 filed with the SEC, the Company registered 1,150,000 common shares, pursuant to compensation arrangements.

A summary of the option activity for the years ended March 31, 2007 and 2006 pursuant to the terms of the plans is as follows:

	2001 Plan			2004 Plan
			Weighted			Weighted
	Outstanding		Average	Outstanding		Average
	Options		Exercise Price	Options		Exercise Price
Options outstanding , March 31, 2005	222,500		1.29	—		—
Granted	—		—	475,000		3.76
Exercised	—		—	—		—
Cancelled or expired	—		—	—		—

Options outstanding , March 31, 2006	222,500		$1.29	475,000		$3.76

Granted	—		—	25,000		1.80
Exercised	—		—	—		—
Cancelled or expired	—		—	(289,334)		4.00

Options outstanding, March 31, 2007	222,500		$1.29	210,666		$3.19

Options exercisable March 31, 2007	222,500		$1.29	210,666		$3.19

Exercise price range	$1.00 to $4.00			$2.46 to $4.00

Weighted average remaining life	5.0	years		2.3	years

Shares available for future issuance	27,500			589,334

A summary of the Company’s equity compensation plans approved and not approved by shareholders is as follows:

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options	securities reflected
Plan Category	and right	warrants and rights	in column (a))
Equity Compensation Plans approved by security holders	433,166	$2.22	616,834
Equity Compensation Plans not approved by security holders	297,298	$1.50	NA

	730,464	$1.93	616,834

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements. However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”. In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options. The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R). Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R). For the year ended March 31, 2007, the Company recognized $221,959 (2006 — $113,709) in compensation expense in the consolidated statement of operations
For purposes of proforma disclosures prior to January 1, 2006, the estimated fair value of the options is amortized to expense over the options’ vesting periods. The Company’s proforma information follows:

March 31, 2006
Net income (loss):
As reported	$(3,887,302)
Pro forma	$(4,067,302)
Earnings per share:
Basic and fully diluted
As reported	$(0.35)
Pro forma	$(0.37)
18.	COMMON STOCK WARRANTS AND OTHER OPTIONS

On February 10, 2006, the Company issued to an individual the right to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.60 per share for a term of five (5) years pursuant to the terms and conditions of a Stock Option Agreement as consideration for past services performed and the release of any and all claims under this individual’s prior agreements with the Company. The 150,000 options have been valued in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.55, a risk free interest rate of 4.5% and an expected life for the options of five years, resulting in a value of $2.41 per option granted for a total for the warrants of $361,500. The value of this option grant was recorded as of December 31, 2005 as a research and development expense.

In November 2006, the Company entered into a Settlement Agreement and Release (“Settlement Agreement”) with this individual pursuant to which the prior agreement was terminated. In connection with the Settlement Agreement, the Company agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of the Company’s common stock in exchange for certain product rights that the Company had elected not to pursue.

As of March 31, 2007 and March 31, 2006, the Company has 3,105,651 and 3,371,591 warrants and options, respectively, to purchase the Company’s common stock outstanding that were not granted under shareholder approved equity compensation plans at prices ranging between $1.20 and $10.00 per share with expiration dates between January and August 2007 as follows:

			Weighted
	Outstanding		Average Exercise
	Warrants		Price

Warrants and options outstanding , March 31, 2005	201,565		6.16
Granted for services	397,298		1.73
Issued to investors in private placement	2,520,661		1.75
Issued to placement agent for private placement	252,067		1.75
Exercised	—		—
Cancelled or expired	—		—

Warrants and options outstanding , March 31, 2006	3,371,591		$2.01
Granted	—		—
Cancelled or expired	(265,940)		—

Warrants exercisable March 31, 2007	3,105,651		$1.72

Exercise price range	$1.20 to $10.00

Weighted average remaining life	4.74	Years

19.	SEGMENT INFORMATION

The Company’s only operating segment consists of dental products and oral hygiene products sold by Remedent N.V. The other subsidiaries of the Company have been dormant since inception. Since the Company only has one segment, no further segment information is presented.

Customers Outside of the United States

	March 31, 2007	March 31, 2006

U.S. sales	$561,055	$437,132
Foreign sales	6,115,310	6,956,816

	$6,676,365	$7,393,948

20. COMMITMENTS AND CONTINGENCIES
     Real Estate Lease
The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of #6,838 per month ($9,140 per month at March 31, 2007). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled # 3,245 ($4,207) for calendar year 2006. The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at March 31, 2007 is $400,551. Rent expense for the foregoing lease for the year ended March 31, 2007 and March 31, 2006 was $105,276 and $92,706 respectively.
From November 2, 2005 to July 2006, the Company leased an office space in Los Angeles, California on a month to month base. The monthly rent was $4,675.00.

Equipment Lease
In November 2004, the Company leased new computer equipment from a Belgium based Lessor pursuant to a three year operating lease with monthly payments of €1,005 ($1,343 per month at March 31, 2007). The aggregate rent to be paid over the remaining lease term is $9,403.
Minimum monthly lease payments for real estate, and all other leased equipment for the next four years are as follows based upon the conversion rate for the (Euro) at March 31, 2007.

March 31, 2008	$230,376
March 31, 2009	$200,603
March 31, 2010	$140,929
March 31, 2011	$35,623
21.	SEVERANCE AGREEMENT

Effective July 19, 2006, pursuant to an Employment Severance Agreement (the “Agreement”), the Company terminated the services of its Vice President of Worldwide Sales and Operations (the “VPS”).

In accordance with the Agreement the Company allowed 110,666 of the VPS’s options to vest at August 31, 2006. The balance of his options, being 289,334, lapsed upon termination. In conjunction with the terms of the Agreement, the VPS has agreed to (a) a general release of liability and (b) a non-solicitation clause for a term of eighteen (18) months commencing on August 31, 2006. As a result of the foregoing the Company recognized severance costs of $31,731 and compensation expense related to the vesting of the options of $36,329 as of July 19, 2006.

22.	SUBSEQUENT EVENTS

On June 25, 2007, the Company completed a private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and five year warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Company has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day (the “Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company is required to prepare and file with the SEC a registration statement covering the resale of the Shares and the Warrant Shares. The Company has agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing (the “Filing Deadline”). In the event the Company is unable to file a registration statement by the Filing Deadline or the registration statement is not declared effective on or before 90 days from the Closing (120 days from the Closing if the registration statement is reviewed by the SEC) (“Effective Deadline”), then the Company will have to pay liquidated damages equal to 1.5% of the aggregate amount invested by each investor for each 30-day period, or pro rata portion thereof, following the date by which such registration statement should have been effective, until the registration statement has been declared effective by the SEC. All payments must be made in cash.

The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering. The Company has agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof. In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up-front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.

The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

REMEDENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)
REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	March 31, 2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,893,709	$126,966
Accounts receivable, net of allowance for doubtful accounts of $80,827 at June 30, 2007 and $79,996 at March 31, 2007	1,438,655	1,724,121
Inventories, net	927,682	1,132,941
Prepaid expense	798,596	668,421

Total current assets	10,058,642	3,652,449

PROPERTY AND EQUIPMENT, NET	584,366	589,623
OTHER ASSETS
Patents, net	128,326	135,894

TOTAL ASSETS	$10,771,334	$4,377,966

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion, long term debt	$32,071	$43,499
Line of Credit	1,011,087	1,530,276
Notes payable	11,282	11,282
Accounts payable	1,846,124	1,441,502
Accrued liabilities	1,270,869	412,435
Due to related parties	50,536	50,536

Total current liabilities	4,221,969	3,489,530

LONG TERM DEBT	154,330	152,343
STOCKHOLDERS’ DEFICIT:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 18,596,245 shares issued and outstanding at June 30, 2007 and 12,996,245 shares issued and outstanding at March 31, 2007)	18,596	12,996
Additional paid-in capital	17,943,694	11,904,000
Accumulated deficit	(11,538,552)	(11,147,600)
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(28,703)	(33,303)

Total stockholders’ equity (deficit)	6,395,035	736,093

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$10,771,334	$4,377,966

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended
	June 30,
	2007	2006

Net sales	$1,244,657	$1,295,639
Cost of sales	665,428	745,662

Gross profit	579,229	549,977
Operating Expenses
Research and development	29,389	125,282
Sales and marketing	103,241	386,575
General and administrative	744,481	837,350
Depreciation and amortization	65,634	41,262

TOTAL OPERATING EXPENSES	942,745	1,390,469

INCOME (LOSS) FROM OPERATIONS	(363,516)	(840,492)
OTHER INCOME (EXPENSES)
Interest expense	(28,829)	(24,015)
Other income	1,392	24,777

TOTAL OTHER INCOME (EXPENSES)	(27,437)	762

NET LOSS	$(390,953)	$(839,730)

LOSS PER SHARE
Basic and fully diluted	$(0.03)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	13,611,630	12,898,178

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the three months ended June 30,
	(Unaudited)
	2007	2006

Net Income (Loss)	$(390,953)	$(839,730)

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	4,600	11,002

Comprehensive income (loss)	$(386,353)	$(828,728)

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended
	June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(390,953)	$(839,730)
Adjustments to reconcile net income (loss) to net cash used by operating activities
Depreciation and amortization	65,634	41,167
Allowance for doubtful accounts	—	(6,082)
Value of stock options to employees	—	113,709
Changes in operating assets and liabilities:
Accounts receivable	296,096	1,143,177
Inventories	211,818	169,269
Prepaid expenses	(122,238)	(61,266)
Accounts payable	382,544	(579,825)
Accrued liabilities	855,583	(25,366)
Income taxes payable	—	(103,529)

Net cash provided by (used by) operating activities	1,298,484	(148,476)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash	—	(8,303)
Purchases of equipment	(50,364)	(61,339)

Net cash used by investing activities	(50,364)	(69,642)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placement	6,045,294	—
Principal payments on (proceeds from) capital lease note payable	(11,201)	2,638
Proceeds from (repayments of) line of credit	(522,226)	60,830

Net cash provided by financing activities	5,511,867	63,468

NET (DECREASE) INCREASE IN CASH	6,759,987	(154,650)
Effect of exchange rate changes on cash and cash equivalents	6,756	(49,158)
CASH AND CASH EQUIVALENTS, BEGINNING	126,966	332,145

CASH AND CASH EQUIVALENTS, ENDING	$6,893,709	$128,337

Supplemental Information:
Interest paid	$23,376	$24,548

Income taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL NON-CASH INVESTING
AND FINANCING ACTIVITIES:
On July 31, 2006, the Company issued 32,133 shares of its common stock in exchange for $20,000 in convertible debentures and accrued interest of $12,133. The difference between the conversion price of $1.00 per share and the market value of the common stock exchanged valued at $1.80 per share totaled $25,706 and was charged to interest expense.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	BACKGROUND AND ORGANIZATION

The Company is a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” tooth whitening products which are distributed in Europe, and recently in Asia and the United States. The Company manufactures many of its products in its facility in Deurle, Belgium as well as outsourced manufacturing in China. The Company distributes its products using both its own internal sales force and through the use of third party distributors.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its three subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc. and Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore (collectively, the “Company”). Remedent, Inc. is a holding company with headquarters in Deurle, Belgium and, as of October 2005, offices in Los Angeles, California. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception. Remedent Asia Pte. Ltd., commenced operations as of July 2005. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. Corporate administrative costs are not allocated to subsidiaries.

Interim Financial Information

The interim consolidated financial statements of Remedent, Inc. and Subsidiaries (the “Company”) are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited consolidated financial statements for the interim periods presented. Operating results for the three months ended June 30, 2007, are not necessarily indicative of the results that may be expected for the year ended March 31, 2008. Accordingly, your attention is directed to footnote disclosures found in the Annual Report on Form 10-KSB for the year ended March 31, 2007, and particularly to Note 1, which includes a summary of significant accounting policies.

Basis of Presentation

The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of patents and property and equipment. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of June 30, 2007, management believes there was no impairment of the Company’s long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances. The results form the basis for making judgments about the carrying vales of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash or cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Inventories

The Company purchases certain of its products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.

The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory reserves for obsolescence totaled $13,505 at June 30, 2007 and $13,366 at March 31, 2007.

Prepaid Expense

The Company’s prepaid expense consists of prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union (“EU”). This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border. Prepaid expenses also include VAT payments made for goods and services in excess of VAT payments received from the sale of products as well as amounts for other prepaid operating expenses.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

Tooling	3 Years
Furniture and fixtures	4 Years
Machinery and Equipment	4 Years

Patents

Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives.

Research and Development Costs

The Company expenses research and development costs as incurred.

Advertising

Costs incurred for producing and communicating advertising are expensed when incurred and included in sales and marketing and general and administrative expenses. For the three month periods ended June 30, 2007 and June 30, 2006, advertising expense was $38,331 and $106,976, respectively.

Income taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred taxes are recognized for temporary differences in the bases of assets and liabilities for financial statement and income tax reporting as well as for operating losses and credit carry forwards. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Warranties

The Company typically warrants its products against defects in material and workmanship for a period of 18 months from shipment. Based upon historical trends and warranties provided by the Company’s suppliers and sub-contractors, the Company has made a provision for warranty costs of $20,255 and $20,049 as of June 30, 2007 and March 31, 2007, respectively.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.

Computation of Earnings (Loss) per Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.

Conversion of Foreign Currencies

The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency for the Company’s European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The Company translates foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities of companies whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders’ deficit.

Comprehensive Income (Loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company’s only component of other comprehensive income is the accumulated foreign currency translation consisting of gains of $4,600 and $11,002 for the three month periods ended June 30, 2007 and June 30, 2006, respectively. These amounts have been recorded as a separate component of stockholders’ deficit.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally resulted in no employee stock option expense. The Company adopted SFAS No. 123R on January 1, 2006 and does not plan to restate financial statements for prior periods. The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R has a material impact on the Company’s results of operations. For the three month periods ended June 30, 2007 and June 30, 2006, equity compensation in the form of stock options and grants of restricted stock totaled $nil and $113,709, respectively.

3.	PRIVATE PLACEMENT

On June 25, 2007, the Company completed its private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share. The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day (the

“Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company was required to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the resale of the Shares and the Warrant Shares. The Company agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing. Effective July 20, 2007 the registration statement was filed.

The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the “Placement Agent”). The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering. Further, the Company agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof. In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.

The total costs of this private placement were $954,706, comprising of: commissions of $762,505; out-of-pocket costs of $25,000; and professional fees of $167,201; and have been recorded against share capital as a cost of financing.

The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act. The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

4.	CONCENTRATION OF RISK

Financial Instruments — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base and their dispersion across different geographic areas. At June 30, 2007 one customer accounted for 25% of the Company’s trade accounts receivable. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

Purchases — The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company’s operations. For the three month period ended June 30, 2007, the Company had five suppliers who accounted for a total of 29% of gross purchases. For the three month period ended June 30, 2006, the Company relied on two factories to manufacture certain components of its new MetaTray and iWhite products, of which one represented 24% of the Company’s purchases.

Revenues — For the three month period ended June 30, 2007 the Company had five customers that accounted for 32% of total revenues. For the three months ended June 30, 2006 the Company had one customer that accounted for 29.4% of total revenues.

5.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of accounts receivable and allowance for doubtful accounts as of June 30, 2007 and March 31, 2007 is as follows:

	June 30, 2007	March 31, 2007

Accounts receivable, gross	$1,519,482	$1,804,117
Less: allowance for doubtful accounts	(80,827)	(79,996)

Accounts receivable, net	$1,438,655	$1,724,121

6.	INVENTORIES

Inventories are stated at the lower of cost (weighted average) or market. Inventory costs include material, labor and manufacturing overhead. Individual components of inventory are listed below as follows:

	June 30, 2007	March 31, 2007

Raw materials	$28,096	$30,579
Components	707,801	786,728
Finished goods	205,290	329,000

	941,187	1,146,307
Less: reserve for obsolescence	(13,505)	(13,366)

Net inventory	$927,682	$1,132,941

7.	PREPAID EXPENSES

Prepaid expenses are summarized as follows:

	June 30, 2007	March 31, 2007

Prepaid materials and components	$487,149	$394,598
Prepaid Belgium income taxes	67,525	66,830
Prepaid consulting	86,607	66,830
VAT payments in excess of VAT receipts	49,681	47,260
Royalties	33,763	33,415
Prepaid trade show expenses	35,160	6,523
Prepaid rent	9,235	7,054
Other	29,476	45,911

	$798,596	$668,421

8.	PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	March 31, 2007	March 31, 2007

Furniture and Fixtures	$137,560	$137,560
Machinery and Equipment	609,960	559,422
Tooling	188,450	188,450

	935,970	885,432
Accumulated depreciation	(351,604)	(295,809)

Property & equipment, net	$584,366	$589,623

9.	LICENSED PATENTS

Teeth Whitening Patents

In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently being marketed by the Company. Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. The Company is amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $17,875 of accumulated amortization for this patent as of June 30, 2007. The Company accrues this royalty when it becomes payable to the inventory therefore no provision has been made for this obligation as of June 30, 2007.

Universal Applicator Patent

In September 2004, the Company entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent

(excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company. The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant. The Company has filed to have the patent approved throughout Europe. The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the Company’s due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to the Company for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident. The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident would not have profited from the exercise of the option. Furthermore, at a meeting of the Company’s Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to the Company in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. Consequently, when the Company exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years and accordingly, the Company has recorded $37,639 of accumulated amortization for this patent as of June 30, 2007.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years.

10.	LINE OF CREDIT

On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of June 30, 2007 and March 31, 2007, Remedent N.V. had, in the aggregate, $1,011,087 and $1,530,276 advances outstanding, respectively, under this mixed-use line of credit facility.

11.	NOTE PAYABLE

	June 30, 2007	March 31, 2007

Union Bank Debt:
Maturity Dates: April 26, 2005 Interest rate: 7.5% per annum Security: All of the assets of the company Unpaid principal balance	$11,282	$11,282

Total note payable	$11,282	$11,282

12.	LONG TERM DEBT

On June 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling €70,296 (US $85,231). On October 24, 2006, the Company entered into another five year capital lease agreement for additional manufacturing equipment totaling €123,367 (US $157,503). The leases require monthly payments of principal and interest at

7.43% of €1,258 (US$1,699 at June 30, 2007) for the first two leases and 9.72% of €2,256 (US$ 3,047 at June 30, 2007) and provide for buyouts at the conclusion of the five year term of €2,820 (US$3,808) or 4.0% of original value for the first two contracts and €4,933 (US $ 6,662) or 4.0 % of the original value for the second contract. The book value as of June 30, 2007 and March 31, 2007 of the equipment subject to the foregoing leases are $185,408 and $198,225, respectively.

13.	DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Balances due to related parties consist of the following:

	June 30, 2007	March 31, 2007

Demand loan from a former officer and major stockholder	$50,536	$50,536

	$50,536	$50,536

Borrowings from employees and entities controlled by officers of the Company are, unsecured, non-interest bearing, and due on demand.

Transactions with related parties consisted of the following:

Compensation:

During the three month periods ended June 30, 2007 and 2006 respectively, the Company incurred $156,594 and $144,547 respectively, as compensation for all directors and officers.

Sales Transactions:

One of the Company’s directors owns a minority interest in a client company, IMDS Inc., to which goods were sold during the years ended March 31, 2007 and 2006 totaling $476,122 and $38,494 respectively. Accounts receivable with this customer totaled $361,129 and $0 as at June 30, 2007 and 2006 respectively.

All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers. Other related party transactions are disclosed in Supplemental Non-Cash Investing and Financing Activities, clause (e), and Note 17.

14.	ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

	June 30, 2007	March 31, 2007

Accrued private placement costs	$890,473	$—
Accrued employee benefit taxes	208,211	260,676
Commissions	6,293	2,834
Accrued audit and tax preparation fees	28,000	27,282
Reserve for warranty costs	20,255	20,049
Accrued interest	759	6,180
Accrued consulting fees	14,397	2,528
Other accrued expenses	102,478	92,886

	$1,270,869	$412,435

15.	EQUITY COMPENSATION PLANS

The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the “2001 Plan”) and adopted it on May 29, 2001. The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. Vesting terms of the options range from immediately to five years.

Pursuant to an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan (“2004 Plan”) reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This plan became effective as of June 3, 2005 after the Company had completed a one for twenty reverse split.
On October 1, 2006, the Company granted to a marketing consultant 25,000 options to purchase the Company’s common stock at a price of $1.80 per share. These options vested immediately upon grant and are exercisable for a period of five years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 91.58%; risk free interest rate of 5% and an average life of 5 years resulting in a value of $1.298 per option granted.
On June 14, 2006, pursuant to an S-8 filed with the SEC, the Company registered 1,150,000 common shares, pursuant to compensation arrangements.
A summary of the option activity for the three months ended June 30, 2007 pursuant to the terms of the plans is as follows:

	2001 Plan			2004 Plan
			Weighted			Weighted
	Outstanding		Average	Outstanding		Average
	Options		Exercise Price	Options		Exercise Price
Options outstanding , March 31, 2007	222,500		$1.29	210,666		$3.19

Granted	—		—	—		—
Exercised	—		—	—		—
Cancelled or expired	—		—	—		—

Options outstanding, June 30, 2007	222,500		$1.29	210,666		$3.19

Options exercisable June 30, 2007	222,500		$1.29	210,666		$3.19

Exercise price range	$1.00 to $4.00			$2.46 to $4.00

Weighted average remaining life	4.8	years		2.1	years

Shares available for future issuance	27,500			589,334

A summary of the Company’s equity compensation plans approved and not approved by shareholders is as follows:

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options	securities reflected
Plan Category	and right	warrants and rights	in column (a))
Equity Compensation Plans approved by security holders	433,166	$2.22	616,834
Equity Compensation Plans not approved by security holders	297,298	$1.50	NA

	730,464	$1.93	616,834

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements. However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”. In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options. The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b)

compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R). Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R). For the three months ended June 30, 2007 the Company recognized $nil (2006 — $113,709) in compensation expense in the consolidated statement of operations.
For purposes of proforma disclosures prior to January 1, 2006, the estimated fair value of the options is amortized to expense over the options’ vesting periods. The Company’s proforma information follows:

March 31, 2006
Net income (loss):
As reported	$(3,887,302)
Pro forma	$(4,067,302)
Earnings per share:
Basic and fully diluted
As reported	$(0.35)
Pro forma	$(0.37)

16. COMMON STOCK WARRANTS AND OTHER OPTIONS
On February 10, 2006, the Company issued to an individual the right to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.60 per share for a term of five (5) years pursuant to the terms and conditions of a Stock Option Agreement as consideration for past services performed and the release of any and all claims under this individual’s prior agreements with the Company. The 150,000 options have been valued in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.55, a risk free interest rate of 4.5% and an expected life for the options of five years, resulting in a value of $2.41 per option granted for a total for the warrants of $361,500. The value of this option grant was recorded as of December 31, 2005 as a research and development expense.
In November 2006, the Company entered into a Settlement Agreement and Release (“Settlement Agreement”) with this individual pursuant to which the prior agreement was terminated. In connection with the Settlement Agreement, the Company agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of the Company’s common stock in exchange for certain product rights that the Company had elected not to pursue.
As of June 30, 2007, the Company has 7,301,901 warrants to purchase the Company’s common stock outstanding that were not granted under shareholder approved equity compensation plans at prices ranging between $1.20 and $10.00 per share with expiration dates between August 2007 and June 2012 as follows:

		Weighted
	Outstanding	Average Exercise
	Warrants	Price

Warrants and options outstanding , March 31, 2007	3,105,651	$1.72
Granted	4,200,000	1.55
Cancelled or expired	(3,750)	—

Warrants exercisable June 30, 2007	7,301,901	$1.76

Exercise price range	$1.20 to $10.00

Weighted average remaining life	4.98 Years

17. SEGMENT INFORMATION
The Company’s only operating segment consists of dental products and oral hygiene products sold by Remedent N.V. The other subsidiaries of the Company have been dormant since inception. Since the Company only has one segment, no further segment information is presented.

Customers Outside of the United States

	June 30, 2007	June 30, 2006

U.S. sales	$33,777	$42,986
Foreign sales	1,210,880	1,216,653

	$1,244,657	$1,259,639

18. COMMITMENTS AND CONTINGENCIES
Real Estate Lease
The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of €6,838 per month ($9,235 per month at June 30, 2007). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled € 3,245 ($4,382) for calendar year 2006. The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at June 30, 2007 is $273,533. Rent expense for the foregoing lease for the three months ended June 30, 2007 and June 30, 2006 was $31,342 and $51,071 respectively.
From November 2, 2005 to July 2006, the Company leased an office space in Los Angeles, California on a month to month base. The monthly rent was $4,675.
Equipment Lease
In November 2004, the Company leased new computer equipment from a Belgium based Lessor pursuant to a three year operating lease with monthly payments of €1,005 ($1,357 per month at June 30, 2007). The aggregate rent to be paid over the remaining lease term is $6,786.
Minimum monthly lease payments for real estate, and all other leased equipment for the next four years are as follows based upon the conversion rate for the (Euro) at June 30, 2007.

March 31, 2008	$223,271
March 31, 2009	$202,689
March 31, 2010	$142,394
March 31, 2011	$35,994